Filed Pursuant to Rule 424(b)(2)
Registration No. 333-238875

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where their sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated June 2, 2020)

$

Praxair, Inc.

$                      % Notes due 2030

$                      % Notes due 2050

Praxair, Inc. (the “Issuer”) is offering $                 aggregate principal amount of its     % Notes due 2030 (the “2030 Notes”) and $                 aggregate principal amount of its     % Notes due 2050 (the “2050 Notes” and, together with the 2030 Notes, the “Notes”).

The Issuer will pay interest on the Notes semi-annually in arrears on                  and                  of each year, beginning on                 , 2021. The 2030 Notes will mature on                 , 2030, and the 2050 Notes will mature on                 , 2050.

The Issuer may redeem each series of Notes in whole or in part at any time or from time to time at the applicable redemption prices described under the heading “Description of the Notes—Optional Redemption.”

The Notes will be unsecured and will rank equal in right of payment with the Issuer’s existing and future unsecured and unsubordinated indebtedness. The Notes will be guaranteed on a senior unsecured basis by Linde plc (the “Parent Guarantor”), and the Parent Guarantor’s downstream guarantee of the Notes will be guaranteed by Linde GmbH (the “Subsidiary Guarantor” and, together with the Parent Guarantor, the “Guarantors”), which is a wholly owned subsidiary of the Parent Guarantor.

Investing in the Notes involves substantial risks. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement and the risk factors included in Linde plc’s periodic reports that it files with the Securities and Exchange Commission before you invest in the Notes.

	Price to Public(1)		Underwriting Discounts		Proceeds, before expenses, to the Issuer(1)
Per 2030 Note		%		%		%
Total for 2030 Notes	$		$		$
Per 2050 Note		%		%		%
Total for 2050 Notes	$		$		$

(1)	Plus accrued interest, if any, from , 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A., on or about                 , 2020.

Joint Book-Running Managers

BofA Securities	Citigroup	J.P. Morgan	Mizuho Securities	Wells Fargo Securities

            , 2020

Prospectus Supplement

Prospectus

S-i

The Notes are offered globally for sale only in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. See “Underwriting” in this prospectus supplement.

The Notes offered under this prospectus supplement are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive (EU) 2014/65 (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II); or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of securities in any Member State of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation. This document has not been approved or reviewed by or registered with the Central Bank of Ireland.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of Notes. The second part is the accompanying prospectus, which provides more general information about securities we may offer from time to time, some of which do not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and, where applicable, modifies and supersedes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will, to the extent inconsistent therewith, supersede the information in the accompanying prospectus.

We and the underwriters have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus supplement or any documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference or any related free writing prospectus is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies.

As used in this prospectus supplement, unless otherwise specified or the context otherwise requires, references to:

•	“we,” “us,” “our,” the “Company,” the “Linde Group” and “Linde” are to Linde plc and its subsidiaries;

•	“Linde plc” and the “Parent Guarantor” are to Linde plc, an Irish public limited company, and not to any of its subsidiaries or affiliates;

•	“Praxair” and the “Issuer” are to Praxair, Inc., a Delaware corporation;

•	“Linde GmbH” and the “Subsidiary Guarantor” are to Linde GmbH, a German limited liability company, and not to any of its subsidiaries or affiliates; and

•	the “Guarantors” are to the Parent Guarantor and the Subsidiary Guarantor, collectively.

References herein to “$,” “dollars” and “U.S. dollars” are to the currency of the United States.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. They are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances, including trade conflicts and tariffs; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics, pandemics, such as COVID-19, and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; the impact of potential unusual or nonrecurring items; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from accounting principles generally accepted in the United States of America, International Financial Reporting Standards or adjusted projections, estimates or other forward-looking statements.

We assume no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in (i) Part I, Item 1A (Risk Factors) in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed by Linde plc with the SEC on March 2, 2020, (ii) the risk factor entitled “The recent novel coronavirus (COVID-19) outbreak could materially adversely affect our results of operations” in Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 filed by Linde plc with the SEC on May 7, 2020 and (iii) in subsequent filings by Linde plc with the SEC, which should be reviewed carefully. Please consider our forward-looking statements in light of those risks.

WHERE YOU CAN FIND MORE INFORMATION

Linde plc files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC) under the Exchange Act. The SEC maintains a website that contains reports, proxy statements, information statements and other information about issuers that file electronically with the SEC. The address of the website is http://www.sec.gov. We also maintain a website at https://investors.linde.com/regulatory-filings. Our website, and the information contained on or accessible through our website (other than the documents specified below), is not part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below that Linde plc has filed with the SEC:

Filing	Period or Date Filed
• Annual Report on Form 10-K (including the sections incorporated by reference therein from Linde plc’s definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2020)	Fiscal year ended December 31, 2019

• Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2020 Fiscal quarter ended June 30, 2020

• Current Reports on Form 8-K	March 19, 2020 May 26, 2020 July 31, 2020

We also incorporate by reference any future documents Linde plc files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of the securities to which this prospectus supplement relates; provided that information furnished and not filed by Linde plc under any item of any Current Report on Form 8-K including the related exhibits is not incorporated by reference. The information that Linde plc files later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of this offering will automatically update and supersede previous information included or incorporated by reference in this prospectus supplement.

SUMMARY

This summary highlights selected information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information incorporated by reference herein or therein, before making an investment decision.

Linde is the largest industrial gas company worldwide and is a major technological innovator in the industrial gases industry. Its primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, and rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, and acetylene). The Company also designs and builds equipment that produces industrial gases primarily for internal use and offers customers a wide range of gas production and processing services such as olefin plants, natural gas plants, air separation plants, hydrogen and synthesis gas plants and other types of plants. Linde serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment.

Linde plc is a public limited company formed under the laws of Ireland with its principal offices in the United Kingdom.

Praxair, Inc. is a corporation formed under the laws of the State of Delaware and is a wholly owned subsidiary of Linde plc.

Linde GmbH is a German limited liability company (Gesellschaft mit beschränkter Haftung) and a wholly owned subsidiary of Linde plc.

Linde plc also guarantees debt securities of its subsidiary Linde Finance B.V. (“Linde Finance”), and Linde plc’s downstream guarantee of such debt securities is guaranteed by Praxair and Linde GmbH.

The following simplified structure chart illustrates the guarantee structure:

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following summary is not intended to be complete. You should carefully review “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, which contains a more detailed description of the terms and conditions of the Notes, including definitions of the capitalized terms used in this summary.

Issuer	Praxair, Inc. (the “Issuer”).

Securities Offered	$ aggregate principal amount of % Notes due 2030 (the “2030 Notes”).

$ aggregate principal amount of % Notes due 2050 (the “2050 Notes” and, together with the 2030 Notes, the “Notes”).

Maturity	The 2030 Notes will mature on , 2030.

The 2050 Notes will mature on                 , 2050.

Interest	Interest on the 2030 Notes will accrue at a rate of % per annum, and interest on the 2050 Notes will accrue at a rate of % per annum. Interest on each series of Notes will be payable semi-annually in cash in arrears on and of each year, beginning on , 2021.

Guarantees	The Notes will be guaranteed on a senior unsecured basis by Linde plc (the “Parent Guarantor”), and the Parent Guarantor’s downstream Guarantee of the Notes will be guaranteed by Linde GmbH (the “Subsidiary Guarantor” and, together with the Parent Guarantor, the “Guarantors”, and the guarantees of the Guarantors, the “Guarantees”), which is a wholly owned subsidiary of the Parent Guarantor. The Guarantees may be released under certain circumstances and their enforceability may be subject to certain bankruptcy and insolvency limitations. See “Description of the Notes—Ranking; Guarantees” in this prospectus supplement and “Limitations on Validity and Enforcement of the Guarantees and Certain Insolvency Law Considerations” and “Enforcement of Civil Liabilities and Service of Process” in the accompanying prospectus.

Optional Redemption	The Notes may be redeemed, at the Issuer’s option, in whole or in part at any time at the applicable redemption prices described under “Description of the Notes—Optional Redemption.”

Mandatory Redemption	None.

Ranking	The Notes will be general unsecured obligations of the Issuer and will rank equal in right of payment with the Issuer’s existing and future unsecured and unsubordinated indebtedness. Each Guarantee will be general unsecured obligations of the Guarantor thereof and will rank equal in right of payment with such Guarantor’s existing and future unsecured and unsubordinated indebtedness. In addition, as a result of the guarantee structure described in the accompanying prospectus under “Summary,” debt securities of Praxair (including the Notes), Linde Finance and Linde plc will rank pari passu in right of payment.

The Notes and the Guarantee of each Guarantor will be effectively subordinated to any secured obligations of the Issuer or such Guarantor, as applicable, to the extent of the value of the assets securing such indebtedness. The Notes and the Guarantees will be structurally subordinated to indebtedness and other obligations of subsidiaries of the Parent Guarantor (other than the Issuer, the Subsidiary Guarantor and Linde Finance).

Covenants	The indenture that will govern the Notes offered hereby (the “Indenture”) will contain certain covenants that, among other things, limit the ability of Linde plc and certain of its subsidiaries to (i) create or incur certain liens on certain principal properties to secure debt and (ii) enter into certain mergers, consolidations and transfers of all or substantially all of the assets of Linde plc and its subsidiaries. These covenants are subject to important qualifications and exceptions. See “Description of Debt Securities—Covenants” in the accompanying prospectus.

Use of Proceeds	The Issuer intends to use the net proceeds of this offering to fund the redemption, repurchase and/or repayment at maturity of the Issuer’s outstanding 4.05% notes due March 15, 2021 and 3.00% notes due September 1, 2021 (collectively, the “2021 Notes”), with the balance, if any, to be used for general corporate purposes.

Conflicts of Interest	Certain underwriters or their affiliates may hold positions in the 2021 Notes and therefore may receive a portion of the proceeds from this offering. In the event that the net proceeds of this offering are applied to repay such notes and such application of proceeds would result in any underwriter or its affiliates receiving at least five percent of the net proceeds of this offering through the repayment of such indebtedness, there would be a “conflict of interest” as that term is defined in the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being conducted in compliance with FINRA Rule 5121(a)(1)(A). In addition, no underwriter with a conflict of interest, if any, will confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

Risk Factors	Investing in the Notes involves risks and uncertainties. See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should consider carefully before deciding to purchase any Notes.

Denomination	The Notes will be issued only in the minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

Trustee	U.S. Bank National Association (the “Trustee”).

Governing Law	The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York.

RISK FACTORS

Investing in the Notes involves risks. You should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the Notes.

Risks Relating to the Company

Investors should consider (i) the risks described in Part I, Item 1A (Risk Factors) in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed by Linde plc with the SEC on March 2, 2020, and (ii) the risk factor entitled “The recent novel coronavirus (COVID-19) outbreak could materially adversely affect our results of operations” in Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 filed by Linde plc with the SEC on May 7, 2020.

Risks Relating to the Offering

The Notes will be structurally subordinated to the existing and future liabilities of our subsidiaries other than the Issuer, the Subsidiary Guarantor and Linde Finance.

The Notes will not be guaranteed by any of our current or future subsidiaries other than Linde GmbH. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables and other accrued liabilities, of our subsidiaries other than the Issuer, the Subsidiary Guarantor and Linde Finance. The incurrence of indebtedness or other liabilities by any of our subsidiaries is not restricted by the Indenture and could adversely affect the Issuer’s ability to pay its obligations on the Notes. Our non-guarantor subsidiaries will incur additional debt and other liabilities.

The Notes and the Guarantees will be obligations exclusively of the Issuer and the Guarantors, respectively. Subsidiaries of Linde plc (other than Praxair and Linde GmbH) have no obligation to pay any amounts due on the Notes or, subject to existing or future contractual obligations between Linde plc and its subsidiaries, to provide Linde plc or the Issuer with funds for its payment obligations, whether by dividends, distributions, loans, investments or other payments. Since we conduct a significant portion of our operations through our subsidiaries, our cash flow and our consequent ability to service our debt, including the Notes, depends in part upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, may depend upon the earnings of those subsidiaries and may be subject to various business considerations.

The Indenture that will govern the Notes will contain limited protective covenants.

The limited covenants in the Indenture will not provide protection against significant events that could adversely impact your investment in the Notes. For example, the Indenture does not:

•	limit the ability of Linde plc or any of its subsidiaries to incur additional indebtedness;

•	restrict our ability to pay dividends or make other payments in respect of, or repurchase, our ordinary shares or other securities ranking junior to the Notes;

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity; or

•	contain any provisions that are triggered upon a change of control of Linde plc or the Issuer.

The covenants that are contained in the Indenture are subject to important qualifications and exceptions. See “Description of Debt Securities—Covenants” in the accompanying prospectus.

As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the Indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes.

The Notes and the Guarantees will not be secured by any assets.

The Notes and the Guarantees will be unsecured and, therefore, the Notes and the Guarantee of each Guarantor will be effectively subordinated to any secured obligations of the Issuer or such Guarantor to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the Notes.

There is currently no market for the Notes, and we cannot assure you that an active trading market will develop. Each series of Notes may trade at prices below the price you paid for them.

Each series of Notes is a new issue of securities with no established trading market. In addition, we have not applied and do not intend to apply to list any series of Notes on any securities exchange or to have any series of Notes quoted on a quotation system. The underwriters have advised us that they intend to make a market in each series of Notes. However, no underwriter is obligated to do so and may discontinue any market-making in any series of Notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for any series of Notes will develop or that you will be able to sell your Notes at a particular time. Even if you are able to resell your Notes, the price you may receive for any series of Notes will depend on many other factors that may vary over time, some of which are outside our control.

As a result, you may not be able to sell your Notes at the price you paid for them. Additionally, as market interest rates rise, debt securities will generally decline in value as the premium, if any, over market interest rates decreases. Consequently, if you purchase Notes and market interest rates increase, the market value of your Notes may decline.

Our credit ratings may not reflect all risks of your investments in the Notes.

The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances.

In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, the Notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the Notes and increase our borrowing costs.

The upstream Guarantee by Linde GmbH of Linde plc’s downstream Guarantee of the Notes may not be enforceable.

Linde GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) under German law. Under German law, a limited liability company may refuse to make any payments under its guarantee to the extent any such payment would result in a violation of Sections 30 et seq. or Section 43 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (or a successor provision of such law or comparable provision under any successor law) or would otherwise lead to personal liability of its managing directors (Geschäftsführer).

Linde GmbH will covenant to use all commercially reasonable efforts to maximize the amount payable under its Guarantee to the extent permitted by applicable German law. See “Description of Debt Securities—Guarantees—Limitations on Enforceability” in the accompanying prospectus.

Any insolvency proceedings applicable to the Issuer or a Guarantor governed by non-U.S. law may be less favorable than such proceedings governed by U.S. insolvency laws.

To the extent that any insolvency proceeding applicable to the Issuer or a Guarantor is governed by Irish, UK, German or other non-U.S. insolvency laws, the holders of the Notes may recover less in respect of the Notes or the Guarantees than they would in a liquidation or bankruptcy proceeding in the United States. See “Limitations on Validity and Enforcement of the Guarantees and Certain Insolvency Law Considerations” in the accompanying prospectus.

Courts outside the U.S. may not recognize or enforce judgments obtained in U.S. courts based on civil liabilities provisions of the U.S. federal or state securities.

There is some uncertainty as to whether the courts outside the U.S. would recognize or enforce judgments of U.S. courts obtained against a non-U.S. company or its directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against a non-U.S. company or its directors or officers based on those laws. This process would be subject to numerous established principles and would involve the commencement of a new set of proceedings. See “Enforcement of Civil Liabilities and Service of Process” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the offering, after deducting the underwriting discounts and offering fees and expenses payable by us, will be approximately $        . The Issuer intends to use the net proceeds to fund the redemption, repurchase and/or repayment at maturity of the Issuer’s outstanding 4.05% notes due March 15, 2021 and 3.00% notes due September 1, 2021, with the balance, if any, to be used for general corporate purposes. Certain underwriters or their affiliates may hold positions in the 2021 Notes and therefore may receive a portion of the proceeds from this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth the consolidated cash and capitalization of Linde plc and its subsidiaries as of June 30, 2020:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering and the use of proceeds therefrom.

This table should be read in conjunction with Linde plc’s consolidated financial statements and the notes thereto incorporated by reference herein.

	As of June 30, 2020
(in millions of dollars)	Actual	As adjusted
Cash and cash equivalents	$4,941	$

Short-term debt:
Commercial paper and U.S. bank borrowings	$2,944		$2,944
Other bank borrowings	735		735

Total short-term debt	3,679		3,679

Long-term debt:
Revolving Credit Facility(1)	—		—
2030 Notes offered hereby	—
2050 Notes offered hereby	—
Outstanding notes(2)	13,394
Other	10		10
International bank borrowings	257		257
Obligations under capital lease	140		140
Less: current portion of long-term debt	(2,723)		(2,723)

Total long-term debt	11,078

Total debt	17,480

Redeemable noncontrolling interests	13		13
Total Linde plc shareholders’ equity	45,537		45,537
Noncontrolling interests	2,387		2,387

Total equity	47,937		47,937

Total capitalization	$65,417	$

(1)	We have total commitments of $5.0 billion under our revolving credit facility, all of which was unused as of June 30, 2020.

(2)

Net of unamortized discounts, premiums and/or debt issuance costs as applicable. Includes a cumulative $18 million adjustment to carrying value related to hedge accounting of interest rate swaps. Set forth below is the principal amount (without giving effect to unamortized discounts, premiums and/or debt issuance costs) of outstanding notes of Praxair and Linde Finance at June 30, 2020:

Issuer	Coupon	Maturity	Currency	Principal Amount (in Millions)
Praxair	2.250%	2020	USD	300
Linde Finance	1.750%	2020	Euro	1,000
Linde Finance	0.634%	2020	Euro	50
Praxair	4.050%	2021	USD	500
Linde Finance	3.875%	2021	Euro	600
Praxair	3.000%	2021	USD	500
Linde Finance	0.250%	2022	Euro	1,000
Praxair	2.450%	2022	USD	600
Praxair	2.200%	2022	USD	500
Praxair	2.700%	2023	USD	500
Linde Finance	2.000%	2023	Euro	650
Linde Finance	5.875%	2023	GBP	300
Praxair	1.200%	2024	Euro	550
Linde Finance	1.875%	2024	Euro	300
Praxair	2.650%	2025	USD	400
Praxair	1.625%	2025	Euro	500
Praxair	3.200%	2026	USD	725
Linde Finance	3.434%	2026	USD	200
Linde Finance	0.250%	2027	Euro	750
Linde Finance	1.652%	2027	Euro	80
Linde Finance	1.000%	2028	Euro	750
Linde Finance	1.900%	2030	Euro	100
Linde Finance	0.550%	2032	Euro	750
Praxair	3.550%	2042	USD	675

DESCRIPTION OF THE NOTES

In this “Description of the Notes” section, (i) the term “Issuer” refers to Praxair. Inc., a wholly owned subsidiary of the Parent Guarantor, and not to any of its subsidiaries or affiliates, (ii) the terms “Parent Guarantor,” “we,” “our” and “us” refer only to Linde plc and not to any of its subsidiaries or affiliates, (iii) the term “Subsidiary Guarantor” refers to Linde GmbH, a wholly owned subsidiary of the Parent Guarantor and a Guarantor of the Parent Guarantor’s downstream Guarantee of the Notes offered hereby, and not to any of its subsidiaries or affiliates and (iv) the term “Guarantors” refers to the Parent Guarantor and the Subsidiary Guarantor, collectively.

The following description of the particular terms and conditions of the Notes supplements, and to the extent inconsistent therewith, replaces the description of the general terms and conditions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the Indenture (as defined below) and the Notes. The following description and the description set forth under “Description of Debt Securities” in the accompanying prospectus are only summaries of the material provisions of the Indenture and the Notes, do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not the following description, defines your rights as Holders of the Notes.

General

The Issuer will issue $         aggregate principal amount of     % Notes due 2030 (the “2030 Notes”) and $         aggregate principal amount of     % Notes due 2050 (the “2050 Notes” and, together with the 2030 Notes, the “Notes”) under an indenture to be entered into as of the Issue Date (as amended and supplemented from time to time, the “Indenture”) among the Issuer, the Parent Guarantor and U.S. Bank National Bank, as trustee (in such capacity, the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Copies of the form of the Indenture may be obtained from the Issuer upon request. The “Issue Date” refers to the date of original issuance of the Notes.

The Issuer may issue additional 2030 Notes from time to time after this offering. The 2030 Notes and any additional 2030 Notes subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions. If the additional 2030 Notes, if any, are not fungible with the 2030 Notes offered hereby for U.S. federal income tax purposes, the additional 2030 Notes will have a separate CUSIP, ISIN and/or other identifying number, as applicable.

The Issuer may issue additional 2050 Notes from time to time after this offering. The 2050 Notes and any additional 2050 Notes subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions. If the additional 2050 Notes, if any, are not fungible with the 2050 Notes offered hereby for U.S. federal income tax purposes, the additional 2050 Notes will have a separate CUSIP, ISIN and/or other identifying number, as applicable.

The Notes will be issued only in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking; Guarantees

The Notes will be the Issuer’s general unsecured obligations and will rank equal in right of payment with all of its other unsecured and unsubordinated indebtedness and senior in right of payment to any future indebtedness of the Issuer that is expressly subordinated in right of payment to the Notes.

The Notes will be guaranteed on a senior unsecured basis by each Guarantor. The Guarantee of each Guarantor will rank equal in right of payment with such Guarantor’s existing and future senior unsecured obligations and senior in right of payment to any future indebtedness of such Guarantor that is expressly subordinated in right of payment to such Guarantee. In addition, as a result of the guarantee structure described in the accompanying prospectus under “Summary,” debt securities of Praxair (including the Notes), Linde Finance and Linde plc will rank pari passu in right of payment.

The Notes and the Guarantee of each Guarantor will be effectively subordinated to any secured obligations of the Issuer or such Guarantor, as applicable, to the extent of the value of the assets securing such indebtedness. The Notes and the Guarantees will be structurally subordinated to indebtedness and other obligations of subsidiaries of the Parent Guarantor (other than the Issuer, the Subsidiary Guarantor and Linde Finance).

Limitations on Enforceability

Each Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law. Each Guarantee is limited further by the laws of the country in which the Guarantor is organized, which laws include, but are not limited to, corporate benefit, the regulation of distributions of assets and the maximum amount that may be payable by a Guarantor. Furthermore, each Guarantee does not apply to the extent that it would result in such Guarantee’s constituting unlawful financial assistance or misuse of corporate assets under the applicable laws of the country in which the Guarantor is organized. By virtue of these limitations and restrictions, a Guarantor’s obligation under its Guarantee could be significantly less than amounts payable with respect to the Debt Securities, or a Guarantor may have effectively no obligation under its Guarantee. See also “Limitations on Validity and Enforcement of the Guarantees and Certain Insolvency Law Considerations” in the accompanying prospectus.

Linde GmbH is organized in the form of a German limited liability company (Gesellschaft mit beschränkter Haftung). Under German law, a limited liability company may refuse to make any payments under its Guarantee to the extent any such payment would result in a violation of Sections 30 et seq. or Section 43 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (or a successor provision of such law or comparable provision under any successor law) or would otherwise lead to personal liability of its managing directors (Geschäftsführer).

Linde GmbH will covenant to use all commercially reasonable efforts to maximize the amount payable under its Guarantee to the extent permitted by applicable German law.

Release Under Certain Circumstances

Linde plc and Linde GmbH will be released from all of their obligations under their Guarantees upon legal defeasance or covenant defeasance of the Notes in accordance with the Indenture or upon satisfaction and discharge of Notes or the Indenture.

Linde GmbH will be automatically released from all of its obligations under its Guarantee of the Notes if and when (i) (x) it has been, is or will be, substantially concurrently released from all of its guarantee obligations (including guarantees of guarantees) with respect to any obligation for the payment of borrowed money with an initial term longer than one year (“Funded Debt”) of Linde plc and Praxair and (y) the aggregate outstanding principal amount of Funded Debt of Linde Finance is not greater than $100.0 million or (ii) Linde GmbH is no longer a subsidiary of Linde plc.

Interest and Maturity

The 2030 Notes will bear interest at the rate of     % per year and the 2050 Notes will bear interest at the rate of     % per year. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes of each series will be payable semi-annually in arrears on                  and                 ,

commencing                 , 2021, and ending on the maturity date of the Notes, to the persons in whose names the Notes are registered on the preceding                  and                  (whether or not that date is a business day). Interest on the Notes will accrue from the most recent interest payment date or, if no interest has been paid, from the Issue Date.

The 2030 Notes will mature on                 , 2030, and the 2050 Notes will mature on                 , 2050.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. We may at any time and from time to time purchase Notes in the open market, negotiated transactions or otherwise.

Optional Redemption

Prior to the applicable Par Call Date with respect to each series of Notes, the Notes of such series will be redeemable, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

(i) 100% of the principal amount of such series of Notes to be redeemed, and

(ii) the sum of the present values of the Remaining Scheduled Payments of such Notes being redeemed (assuming, for this purpose, that such Notes matured on the applicable Par Call Date) discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the applicable Treasury Rate (as defined below) plus          basis points in the case of the 2030 Notes and          basis points in the case of the 2050 Notes;

plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after the applicable Par Call Date with respect to each series of Notes, the Notes of such series will be redeemable, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of such series of Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that such Notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming, for this purpose, that such Notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (i) if four or more Reference Treasury Dealer Quotations are received, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), (ii)if fewer than four Reference Treasury Dealer Quotations are received, the average of all such quotations, and (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Par Call Date” means (i) with respect to the 2030 Notes,                 , 2030 (three months prior to the maturity date of the 2030 Notes) and (ii) with respect to the 2050 Notes,                 , 2050 (six months prior to the maturity date of the 2050 Notes).

“Quotation Agent” means the Reference Treasury Dealer appointed by the Issuer.

“Reference Treasury Dealer” means each of BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC (or their respective affiliates that are Primary Treasury Dealers (as defined below)) and their respective successors and any other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by the Issuer; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on the relevant Note that would be due after the related redemption date but for the redemption (but not including any interest accrued as of the date of redemption). If that redemption date is not an interest payment date with respect to a Note, the amount of the next succeeding scheduled interest payment on the relevant Note will be reduced by the amount of interest accrued on the Note to the redemption date.

Business Day

For purposes of the Notes, “business day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions in Guildford, United Kingdom and New York, New York are not required to be open.

Other Provisions of the Notes

Notices to holders of the Notes will be mailed to the registered holders, subject to the provisions herein. Any notice shall be deemed to have been given on the date of mailing. The Trustee will only mail notices to the registered holder of the Notes. The Trustee will mail notices as directed by the Issuer in writing by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the Trustee maintains. You will not receive notices regarding the Notes directly from the Issuer unless the Issuer reissues the Notes to you in fully definitive form.

Payment and Paying Agent

The Issuer will pay the principal of, premium, if any, and interest on the Notes at any office of the Issuer or any agency designated by the Issuer.

The Trustee will be the initial paying agent for the Notes. The location of the corporate trust office of the Trustee for payment on the Notes is U.S. Bank Global Corporate Trust Services, Attn: Payments, EP-MN-WS2N, 111 Fillmore Avenue E, St. Paul, MN 55107-1402.

The Issuer will maintain a transfer agent and a security registrar for the Notes. The initial transfer agent and security registrar will be the Trustee.

The security registrar as to the Notes will maintain a register reflecting ownership of the Notes outstanding from time to time, if any, and together with the applicable transfer agent, will make payments on and facilitate transfers of the Notes on behalf of the Issuer. No service charge will be made for any registration of transfer or exchange of Notes. However, we may require holders to pay any transfer taxes or other similar governmental charges payable in connection with any such transfer or exchange.

The Issuer may change or appoint any paying agent, security registrar or transfer agent with respect to the Notes without prior notice to the holders of the Notes. The Issuer or any of its subsidiaries may act as paying agent, transfer agent or security registrar in respect of any Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Each Plan should consider the fact that none of the Issuer, the underwriters nor any of their respective affiliates will act as a fiduciary to any Plan with respect to the decision to acquire Notes and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. The fiduciary of an ERISA Plan that proposes to purchase and hold any of the Notes should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit between an ERISA Plan and a party in interest or a disqualified person, (ii) the sale or exchange of any property between an ERISA Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any ERISA Plan assets. Such parties in interest or disqualified persons could include, without limitation, the Issuer, the underwriters or any of their respective affiliates.

A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Notes by an ERISA Plan with respect to which the Issuer, an underwriter or a Guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the Issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of the above-Noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring and/or holding the Notes in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans, non-U.S. plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the Notes. Any fiduciary of a governmental, non-U.S. or such a church plan considering an investment in the Notes should consult with its counsel before purchasing the Notes to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under any applicable Similar Laws.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by the acquisition and holding of a Note, or any interest in a Note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Note, or any interest therein, constitutes assets of any Plan or (ii) the acquisition and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws, and none of the Issuer, the underwriters nor any of their respective affiliates is a fiduciary of such purchaser or transferee in connection with the acquisition and holding of the Notes.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

Purchasers of the Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the Notes is appropriate for any Plan in general or whether such investment is appropriate for any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

The Issuer is offering the Notes described in this prospectus supplement and the accompanying prospectus through a number of underwriters. BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. The Issuer and the Guarantors have entered into a Terms Agreement with the representatives, which is subject to the Standard Underwriting Agreement Provisions filed as an exhibit to the registration statement of which the accompanying prospectus is a part (such Terms Agreement and Standard Underwriting Agreement Provisions are referred to herein together as the “underwriting agreement”). Subject to the terms and conditions of the underwriting agreement, the Issuer has agreed to sell to the underwriters, and each underwriter has severally, and not jointly, agreed to purchase, at the initial public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, the principal amount of Notes of each series listed next to its name in the following table under the heading for such series of Notes:

Principal Amount
Underwriter	2030 Notes	2050 Notes
BofA Securities, Inc.	$	$
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Wells Fargo Securities, LLC

Total	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have severally, and not jointly, agreed to purchase all the Notes offered by us if they purchase any Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of     % of the principal amount of the 2030 Notes and of     % of the principal amount of the 2050 Notes. The underwriters may allow, and any such dealers may reallow, a concession not in excess of     % of the principal amount of the 2030 Notes     % of the principal amount of the 2050 Notes to certain other brokers or dealers. After the initial public offering of the Notes, the offering price and other selling terms may be changed by the underwriters. Sales of the Notes made outside of the United States may be made by affiliates of the underwriters.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by the, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriting fee is equal to the public offering price less the amount paid by the underwriters to the Issuer for the Notes. The following table shows the underwriting discounts to be paid to the underwriters.

Paid by us
	%	$
Per 2030 Note
Per 2050 Note

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $1 million. The underwriters have agreed to reimburse the Issuer for a portion of these expenses.

The Issuer has agreed that it will not, without the prior written consent of the representatives (which consent shall not be unreasonably withheld or delayed), during the period beginning on the date of this prospectus supplement and continuing until the closing date of this offering, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of any of the Issuer’s debt securities having a maturity of more than one year from the date of issue that are similar in terms to the Notes, or publicly disclose the intention to make any such offer, sale, pledge or other transfer disposition.

The Issuer has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Each series of Notes is a new issue of securities with no established trading market. We do not intend to apply for listing of any series of Notes on any securities exchange or for inclusion of any series of Notes on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in each series of Notes after completion of the offering. However, no underwriter is obligated to do so and may discontinue any market-making in any series of Notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for each series of Notes will develop, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.

We expect that delivery of the Notes will be made against payment therefor on or about                 , 2020, which is the fifth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships to us, for which they received or will receive customary fees and expenses. If the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters and their respective affiliates routinely hedge, and certain other of the underwriters and their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, which may include the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise)

or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long and/or short positions in our debt or equity securities or loans, and may do so in the future.

Affiliates of certain of the underwriters are agents and/or lenders under credit facilities for Linde plc and certain of its subsidiaries.

Conflicts of Interest

Certain underwriters or their affiliates may hold positions in the 2021 Notes and therefore may receive a portion of the proceeds from this offering. In the event that the net proceeds of this offering are applied to repay such notes and such application of proceeds would result in any underwriter or its affiliates receiving at least five percent of the net proceeds of this offering through the repayment of such indebtedness, there would be a “conflict of interest” as that term is defined in the rules of FINRA. Accordingly, this offering is being conducted in compliance with FINRA Rule 5121(a)(1)(A). In addition, no underwriter with a conflict of interest, if any, will confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

Selling Restrictions

Notice to Prospective Investors in Ireland

Each of the underwriters and the Issuer has agreed that they will not offer, sell, place or underwrite or do anything in respect of the Notes other than in conformity with the provisions of:

(a)	the European Union (Markets in Financial Instruments) Regulations 2017 (as amended) of Ireland, and any codes of conduct made thereunder; and

(b)	the Market Abuse Regulation (EU 596/2014) (as amended) (including Article 11 thereof (market soundings).

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not to be considered a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the United Kingdom; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

Notice to Prospective Investors in Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than:

(i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or

(iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(iv) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(v) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except:

a. to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

b. where no consideration is or will be given for the transfer;

c. where the transfer is by operation of law;

d. as specified in Section 276(7) of the SFA; or

e. as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan)

The Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, or the “PRC” (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by all relevant laws and regulations of the PRC.

This prospectus supplement and the accompanying prospectus (i) have not been filed with or approved by the PRC authorities and (ii) do not constitute an offer to sell, or the solicitation of an offer to buy, any Notes in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC.

The Notes may not be offered, sold or delivered to any person for reoffering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, or (ii) to any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC. Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those which may be required by the China Securities Regulatory Commission, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (the “Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (the “ASIC”) or any other governmental agency in relation to this offering of the Notes. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The Notes may not be offered for sale, nor may application for the sale or purchase or the Notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement and the accompanying prospectus nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case, (i) the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act, (ii) the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license, (iii) the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act), (iv) the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act and (v) such action does not require any document to be lodged with ASIC or the ASX.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York, with respect to U.S. legal matters, by Arthur Cox, special Irish counsel, with respect to Irish legal matters, and by Linklaters LLP, with respect to German and Dutch legal matters. Certain legal matters in connection with this offering will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Linde Aktiengesellschaft from management’s assessment of internal control over financial reporting as of December 31, 2019 because it was acquired in a merger accounted for as a business combination during 2018 and subject to a hold separate order issued by the U.S. Federal Trade Commission until March 2019, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Linde plc Debt Securities Guarantees of Debt Securities Preferred Shares Ordinary Shares Depositary Shares	Praxair, Inc. Debt Securities Guarantees of Debt Securities Linde Finance B.V. Debt Securities Linde GmbH Guarantees of Debt Securities
Warrants Securities Purchase Contracts Units

We may offer, issue and sell the types of securities set forth above from time to time, together or separately. This prospectus describes some of the general terms that may apply to these securities. We will provide a prospectus supplement each time we offer and issue any of these securities. The specific terms of any securities to be offered will be described in the related prospectus supplement. You should read this prospectus, any prospectus supplement, any related free writing prospectus and any documents incorporated by reference herein and therein carefully before making an investment decision. This prospectus may not be used unless accompanied by a prospectus supplement.

The ordinary shares of Linde plc are listed on the New York Stock Exchange under the trading symbol “LIN.” Any ordinary shares offered pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange.

Investing in these securities involves risk. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory board has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commission or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

The date of this prospectus is June 2, 2020.

Prospectus

i

ABOUT THIS PROSPECTUS

Unless we have indicated or the context requires otherwise, references in this prospectus to:

•	“we,” “us,” “our,” the “Company,” the “Linde Group” and “Linde” are to Linde plc and its subsidiaries;

•	“Linde plc” are to Linde plc, an Irish public limited company;

•	“Praxair” are to Praxair, Inc., a Delaware corporation;

•	“Linde Finance” are to Linde Finance B.V., a Netherlands company; and

•	“Linde GmbH” are to Linde GmbH, a German limited liability company (formerly known as Linde AG).

References herein to “$,” “dollars” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty on the Functioning of the European Union, as amended by the Treaty on European Union.

This prospectus is part of a “shelf” registration statement filed by us with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell an unlimited aggregate principal amount of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus provides you with only a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.

The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website mentioned under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus or any documents incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. You should not assume that the information contained in this prospectus, or the information contained in any document incorporated by reference in this prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction.

The securities offered under this prospectus are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive (EU) 2014/65 (as amended, “MiFID II”);

(ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II); or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

This prospectus has been prepared on the basis that any offer of securities in any Member State of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. This prospectus is not a prospectus for the purposes of the Prospectus Regulation. This document has not been approved or reviewed by or registered with the Central Bank of Ireland.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. They are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: that Linde plc may be unable to achieve expected synergies from the business combination of Praxair and Linde GmbH or that it may take longer or be more costly than expected to achieve those synergies; the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances, including trade conflicts and tariffs; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events, including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; the impact of potential unusual or non-recurring items; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from accounting principles generally accepted in the United States of America, International Financial Reporting Standards or adjusted projections, estimates or other forward-looking statements.

Linde plc assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above-listed risks and uncertainties are further described in Item 1A (Risk Factors) in Linde plc’s Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 2, 2020, Form 10-Q for the fiscal quarter ended March 31, 2020 filed with the SEC on May 7, 2020 and in subsequent filings with the SEC, which should be reviewed carefully. Please consider Linde plc’s forward-looking statements in light of those risks.

SUMMARY

Linde plc

Linde plc is a public limited company formed under the laws of Ireland with its principal offices in the United Kingdom. Linde plc was formed in 2017 in accordance with the requirements of the business combination agreement, dated June 1, 2017, as amended, between Linde plc, Praxair and Linde AG (now known as Linde GmbH). Effective October 31, 2018, the business combination was completed and Linde plc is comprised of the businesses of Praxair and Linde GmbH.

The business combination brought together two leading companies in the global industrial gases industry, leveraging the proven strengths of each. The Company is expected to have strong positions in key geographies and end markets that will create a more diverse and balanced global portfolio.

Linde is the largest industrial gas company worldwide and is a major technological innovator in the industrial gases industry. Its primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, and rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, and acetylene). The Company also designs, and builds equipment that produces industrial gases primarily for internal use and offers customers a wide range of gas production and processing services such as olefin plants, natural gas plants, air separation plants, hydrogen and synthesis gas plants and other types of plants.

Linde serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment.

Linde plc may offer debt securities, preferred shares, depositary shares and ordinary shares under this prospectus, and debt securities exchangeable for or convertible into preferred shares, ordinary shares or other debt securities. Debt securities of Linde plc may be guaranteed by Praxair and/or Linde GmbH. Linde plc may provide guarantees of debt securities offered by its wholly owned subsidiaries Praxair or Linde Finance under this prospectus.

Linde plc and Linde Finance have filed a base prospectus with the Luxembourg Stock Exchange for a €10.0 billion debt issuance program, under which each of Linde plc and Linde Finance may offer debt securities. Praxair and Linde GmbH have provided to Linde plc upstream guarantees in relation to debt securities of Linde plc offered under the European debt program. Linde plc will guarantee debt securities of Linde Finance offered under the European debt program (the “Program Guarantee”), and Praxair and Linde GmbH have given to Linde plc upstream guarantees in relation to Linde plc’s obligations under the Program Guarantee.

The Company’s principal offices are located at The Priestley Centre, 10 Priestley Road, Surrey Research Park, in Guildford, Surrey, United Kingdom GU2 7XY, and the telephone number of the Company’s principal offices is +44 1483 242200.

Praxair, Inc.

Praxair, Inc. is a corporation formed under the laws of the State of Delaware and is a wholly owned subsidiary of Linde plc.

Praxair may offer debt securities under this prospectus. Debt securities of Praxair will be guaranteed by Linde plc, and such guarantees by Linde plc may be guaranteed by Linde GmbH. Praxair may also provide (i) guarantees of debt securities offered by Linde plc under this prospectus and (ii) guarantees of the guarantees provided by Linde plc of debt securities of Linde Finance offered under this prospectus.

Separately, Praxair has provided to Linde plc upstream guarantees under the European debt program as described above under “—Linde plc.”

As of December 31, 2019, Praxair had approximately $5,877 million of notes outstanding (the “pre-business combination Praxair notes”), which notes were issued under an indenture dated as of July 15, 1992 between Praxair and U.S. Bank National Association. In September 2019, Praxair, Linde plc, Linde GmbH and U.S. Bank National Association entered into a supplemental indenture (the “2019 supplemental indenture”), pursuant to which Linde plc provided downstream guarantees of all of the pre-business combination Praxair notes, and Linde GmbH provided upstream guarantees of Linde plc’s downstream guarantees. There are certain limitations under German law on the enforceability of Linde GmbH’s existing upstream guarantees, which are the same as those that would apply to Linde GmbH’s upstream guarantees provided under this prospectus, as described under “Description of Debt Securities—Guarantees—Limitations on Enforceability.” In addition, Linde GmbH’s existing upstream guarantees of Linde plc’s downstream guarantees may be released under the same circumstance as Linde GmbH’s upstream guarantees of Linde plc’s downstream guarantees provided under this prospectus, as described under “Description of Debt Securities—Guarantees —Release Under Certain Circumstances.”

Linde Finance B.V.

Linde Finance B.V. is a private limited company (besloten venootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its corporate seat (statutaire zetel) at Amsterdam, the Netherlands, having its registered office at Buitenveldertselaan 106, 1081AB Amsterdam, the Netherlands. It is registered with the Dutch trade register of the Chamber of Commerce under number 34115238 and is a wholly owned subsidiary of Linde plc.

Linde Finance acts as a finance company for the benefit of the Linde Group. Its principal activities are to issue debt in the public and private markets and to use the proceeds to make intercompany loans to other companies within the Linde Group.

Linde Finance may offer debt securities under this prospectus. Linde plc will guarantee debt securities of Linde Finance offered under this prospectus. Linde GmbH and Praxair may guarantee Linde plc’s obligations under its downstream guarantee.

As of December 31, 2019, Linde Finance had approximately $5,677 million of notes outstanding, which were guaranteed by Linde GmbH (then known as Linde AG) (the “pre-business combination Linde Finance notes”). In September 2019, Linde plc provided downstream guarantees of all of the pre-business combination Linde Finance notes, and Praxair provided upstream guarantees of Linde plc’s downstream guarantees. Praxair’s existing upstream guarantees of Linde plc’s downstream guarantees may be released under the same circumstance as Praxair’s upstream guarantees of Linde plc’s downstream guarantees provided under this prospectus, as described under “Description of Debt Securities—Guarantees—Release Under Certain Circumstances.”

Linde Finance may also offer debt securities under the European debt program described above under “—Linde plc.”

Linde GmbH

Linde GmbH is a German limited liability company (Gesellschaft mit beschränkter Haftung) and a wholly owned subsidiary of Linde plc. Prior to May 4, 2020, Linde GmbH was a stock corporation (Aktiengesellschaft) under German law and known as Linde AG.

Linde GmbH may provide (i) guarantees of debt securities offered by Linde plc under this prospectus and (ii) upstream guarantees of downstream guarantees provided by Linde plc of debt securities of Praxair or Linde Finance offered under this prospectus.

As of December 31, 2019, Linde GmbH guarantees (i) the pre-business combination Linde Finance notes and (ii) Linde plc’s downstream guarantee of the pre-business combination Praxair notes.

Linde GmbH has provided guarantees under the European debt program as described above under “—Linde plc.”

Debt Securities and Guarantee Structure

As a result of the guarantee structure described below, debt securities of Linde plc, Praxair and Linde Finance (whether issued before the business combination, or under this prospectus or the European debt program) will rank pari passu in right of payment.

The following simplified structure chart illustrates the guarantee structure:

RISK FACTORS

Our business is subject to risks and uncertainties. Such risks and uncertainties are described in Item 1A (Risk Factors) in the Annual Report on Form 10-K for the year ended December 31, 2019 filed by Linde plc with the SEC, as updated by Linde plc’s SEC filings filed after such Annual Report, which should be reviewed carefully. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

Risks related to securities offered by a prospectus supplement will be described in such prospectus supplement.

SUMMARIZED FINANCIAL INFORMATION

The following information is being provided pursuant to Rule 13-01 of Regulation S-X, as adopted by the SEC on March 2, 2020 and set forth in SEC Release No. 33-10762 (the “Adopting Release”). The Company has elected to comply with Rule 13-01 in advance of the effective date of January 4, 2021, as permitted by the Adopting Release. Please see “Description of Debt Securities—Guarantees,” “Description of Debt Securities—Ranking” and “Limitations on Validity and Enforcement of the Guarantees and Certain Insolvency Law Considerations” for additional information about the guarantees.

The following tables present summarized financial information for Linde plc, Praxair, Linde GmbH and Linde Finance on a combined basis, after eliminating intercompany transactions and balances between them and excluding investments in and equity in earnings from non-guarantor subsidiaries.

(in millions of US dollars)	Year Ended December 31, 2019	Quarter Ended March 31, 2020
Statement of Income Data
Sales	6,514	1,627
Operating profit	592	113
Net income	2,272	107
Transactions with non-guarantor subsidiaries	3,519	431

Balance Sheet Data	December 31, 2019	March 31, 2020
Current assets	2,149	3,083
Long-term assets*	26,388	29,097
Current liabilities	6,236	9,906
Long-term liabilities*	41,270	43,215

* From long-term assets above, amount due from non-guarantor subsidiaries	8,346	5,742
* From long-term liabilities above, amount due to non-guarantor subsidiaries	21,940	18,366

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, the applicable issuers of the securities offered under this prospectus will use the net proceeds from the sale or sales of such securities for general corporate purposes, which may include, without limitation, the repayment of outstanding indebtedness, repurchases or redemptions of ordinary shares of Linde plc, working capital, capital expenditures and acquisitions. Prior to their application, the proceeds may be invested in short-term investments.

DESCRIPTION OF ORDINARY SHARES

Linde plc may offer its ordinary shares under this prospectus. Linde plc’s ordinary shares are described in Exhibit 4.01 to Linde plc’s Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 2, 2020, which is incorporated by reference herein.

DESCRIPTION OF PREFERRED SHARES

Linde plc may offer its preferred shares under this prospectus. Certain terms of Linde plc’s preferred shares are described in Exhibit 4.01 to Linde plc’s Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 2, 2020, which is incorporated by reference herein. We will set forth in the applicable prospectus supplement a description of the additional terms of preferred shares that may be offered under this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

Linde plc may issue preferred shares either separately or represented by depositary shares. Linde plc may also, at its option, elect to offer fractional interests of preferred shares. If Linde plc exercises this option, it will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred shares, to be described in an applicable prospectus supplement.

The class or series of preferred shares represented by depositary shares will be deposited under a deposit agreement between Linde plc and a bank or trust company selected by Linde plc. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable preferred share or fraction of a preferred share represented by the depositary share, to all of the rights and preferences, if any, of the preferred share represented by such depositary share, including any dividend, voting, redemption, conversion, exchange and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

The prospectus supplement relating to any depositary shares being offered will include specific terms relating to the offering.

Linde plc will include a copy of the form of deposit agreement, including the form of depositary receipt, and any other instrument establishing the terms of any depositary shares it offers as exhibits to a filing it will make with the SEC in connection with that offering.

DESCRIPTION OF WARRANTS

Linde plc may issue warrants to purchase its equity securities. Linde plc, Praxair or Linde Finance may issue warrants to purchase its debt securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other warrants or equity or debt securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the applicable issuer and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS

Linde plc may issue purchase contracts for the purchase or sale of its equity securities. Linde plc, Praxair or Linde Finance may issue purchase contracts for the purchase or sale of its debt securities or securities of third parties including any of our affiliates, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Linde plc, Praxair or Linde Finance may issue purchase contracts obligating holders to purchase from it, and obligating the applicable issuer to sell to holders, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. Alternatively, an issuer may issue purchase contracts obligating it to purchase from holders, and obligating holders to sell to the issuer, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. The issuer may satisfy its obligations, if any, with respect to any purchase contract by delivering the subject securities or by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require the issuer to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders thereof to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

Units comprising two or more securities described in this prospectus in any combination may be offered. The particular terms of the units will be described in the applicable prospectus supplement, including, to the extent applicable, the designation and terms of the units and the securities comprising the units.

DESCRIPTION OF DEBT SECURITIES

General

Each of Linde plc, Praxair and Linde Finance may offer its debt securities (the “Debt Securities”) under this prospectus.

Capitalized terms in this “Description of Debt Securities” section have the meanings given to them under “—Certain Definitions” or elsewhere in this “Description of Debt Securities” section.

Each Issuer’s Debt Securities will be issued under one or more Indentures to be entered into between such Issuer and U.S. Bank National Association, as trustee, or another trustee selected by the Issuer and appointed under an Indenture or a supplemental indenture. Each Indenture will be governed by the Trust Indenture Act. The form of each Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus.

The statements in this “Description of Debt Securities” section are summaries of certain provisions to be contained in the applicable Indenture, do not purport to be complete and are qualified in their entirety by reference to the applicable Indenture, including the definitions therein of certain terms. Capitalized terms used herein and not defined shall have the meanings to be assigned to them in the related Indenture. The particular terms of the Debt Securities and any variations from such general provisions applicable to any series of Debt Securities will be set forth in the prospectus supplement applicable to such series.

No Indenture will limit the amount of Debt Securities that can be issued thereunder, and each will provide that the Debt Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the applicable Issuer. Unless otherwise provided, a series may be reopened for issuance of additional Debt Securities of such series.

Debt securities may be issued either separately, or together with, or upon the conversion of, or in exchange for, other securities, from time to time in one or more series, under the applicable Indenture.

Guarantees

Unless the prospectus supplement specifies otherwise:

•	Debt Securities offered by Linde plc will be guaranteed by Praxair and Linde GmbH;

•	Debt Securities offered by Praxair will be guaranteed by Linde plc, and Linde plc’s downstream guarantee of Praxair’s Debt Securities will be guaranteed by Linde GmbH; and

•	Debt Securities offered by Linde Finance will be guaranteed by Linde plc, and Linde plc’s downstream guarantee of Linde Finance’s Debt Securities may be guaranteed by Praxair and Linde GmbH.

The guarantee structures for Debt Securities of Praxair and Linde Finance are intended to generally align with those for the pre-business combination Praxair notes and the pre-business combination Linde Finance notes, respectively.

By virtue of these guarantee structures, unless the prospectus supplement specified otherwise, Debt Securities of Linde plc, Praxair and Linde Finance B.V. offered under this prospectus will be pari passu in right of payment with each other and with the pre-business combination Praxair notes, the pre-business combination Linde Finance notes, any Linde plc notes issued under the new European debt program and any Linde Finance notes issued under the new European debt program. See “The Company—Praxair, Inc.” and “The Company—Linde Finance B.V.”

The guarantees of Debt Securities will guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Debt Securities issued by the applicable Issuer, when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise. The Guarantees will provide that in the event of a default in payment on a Debt Security, the holder of the Debt Security may institute legal proceedings directly against any Guarantor thereof to enforce the Guarantee without first proceeding against the applicable Issuer.

Each Guarantee will be full and unconditional, subject only to limitations on enforceability as required by applicable law.

Limitations on Enforceability

Each Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law. Each Guarantee is limited further by the laws of the country in which the Guarantor is organized, which laws include, but are not limited to, corporate benefit, the regulation of distributions of assets and the maximum amount that may be payable by a Guarantor. Furthermore, each Guarantee does not apply to the extent that it would result in such Guarantee’s constituting unlawful financial assistance or misuse of corporate assets under the applicable laws of the country in which the Guarantor is organized. By virtue of these limitations and restrictions, a Guarantor’s obligation under its Guarantee could be significantly less than amounts payable with respect to the Debt Securities, or a Guarantor may have effectively no obligation under its Guarantee. See also “Limitations on Validity and Enforcement of the Guarantees and Certain Insolvency Law Considerations.”

Linde GmbH is organized in the form of a German limited liability company (Gesellschaft mit beschränkter Haftung). Under German law, a limited liability company may refuse to make any payments under its Guarantee to the extent any such payment would result in a violation of Sections 30 et seq. or Section 43 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (or a successor provision of such law or comparable provision under any successor law) or would otherwise lead to personal liability of its managing directors (Geschäftsführer).

Linde GmbH will covenant to use all commercially reasonable efforts to maximize the amount payable under its Guarantee to the extent permitted by applicable German law.

Release Under Certain Circumstances

Each Guarantor of any series of Debt Securities (or of any guarantee of such guarantee) will be released from all of its obligations under its Guarantee upon legal defeasance or covenant defeasance of such series of Debt Securities in accordance with the applicable Indenture or upon satisfaction and discharge of such series of Debt Securities or the applicable Indenture.

Linde GmbH will be automatically released from all of its obligations under its Guarantees provided under this prospectus if and when (i) (x) it has been, is or will be, substantially concurrently released from all of its guarantee obligations (including guarantees of guarantees) with respect to Funded Debt of Linde plc and Praxair and (y) the aggregate outstanding principal amount of Funded Debt of Linde Finance is not greater than $100.0 million or (ii) Linde GmbH is no longer a subsidiary of Linde plc.

Praxair will be automatically released from all of its obligations under its Guarantees provided under this prospectus if and when (i) (x) it has been, is or will be, substantially concurrently released from all of its guarantee obligations (including guarantees of guarantees) with respect to Funded Debt of Linde plc and Linde Finance and (y) the aggregate outstanding principal amount of Funded Debt of Praxair is not greater than $100.0 million or (ii) Praxair is no longer a subsidiary of Linde plc.

Ranking

The Debt Securities will be unsecured general obligations of the Issuer thereof and will rank equal in right of payment with other unsecured and unsubordinated debt of such Issuer. The Guarantees will be unsecured general obligations of the applicable Guarantor and will rank equal in right of payment with other unsecured and unsubordinated debt of such Guarantor.

The Debt Securities and the Guarantees will be effectively subordinated to any secured indebtedness of the applicable Issuer or Guarantor to the extent of the value of the assets securing such indebtedness.

The Debt Securities will be obligations exclusively of the applicable Issuer and the Guarantors thereof. Subsidiaries of an Issuer (other than Praxair and Linde GmbH, if they are Guarantors) have no obligation to pay any amounts due on the Debt Securities or, subject to existing or future contractual obligations between an Issuer and its subsidiaries, to provide the Issuer with funds for its payment obligations, whether by dividends, distributions, loans or other payments. An Issuer’s right to receive any assets of any of its subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the Debt Securities to such assets or the proceeds thereof, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred shareholders, if any.

Payment of Additional Amounts

Unless the applicable prospectus supplement provides otherwise, the following provisions will apply to Debt Securities issued by Linde plc or Linde Finance:

Any payment of principal, premium (if any) or interest on a Debt Security or any Guarantee thereof shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, assessments or similar governmental charges (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Issuer or any Guarantor is organized or resident for tax purposes (or any jurisdiction through which a paying agent of the Issuer makes payments on the Debt Security or any Guarantee thereof), or any governmental authority or political subdivision thereof or therein having the power to tax (each, a “Relevant Jurisdiction”), unless such withholding or deduction is required by applicable law.

In the event that any such withholding or deduction of Taxes imposed or levied by or on behalf of any Relevant Jurisdiction is required by applicable law in respect of any payment of principal, premium (if any) or interest on a Debt Security or any Guarantee thereof, subject to exceptions and limitations set forth below, the Issuer or applicable Guarantor (each, a “Payor”) will pay such additional amounts (“Additional Amounts”) as are necessary in order that the net payment to a holder, after withholding or deduction for or on account of such Taxes (including any such withholding or deduction in respect of Additional Amounts), will equal the amount which would have been received by such holder in respect of such payment in the absence of such withholding or deduction; provided that the foregoing obligation to pay Additional Amounts shall not apply:

(1) to any Tax to the extent such Tax is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Debt Security), or a fiduciary, settlor, beneficiary, partner, member or shareholder of the holder if the holder is an estate, nominee, trust, partnership, limited liability company or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the Relevant Jurisdiction or having or having had a permanent establishment in the Relevant Jurisdiction;

(b) having or having had any other current or former connection with the Relevant Jurisdiction (other than a connection arising solely as a result of the ownership of the Debt Security, or the receipt of any payment or the enforcement of any rights thereunder or under any Guarantee thereof), including being or having been a citizen or resident of, or physically present in, the Relevant Jurisdiction;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Issuer as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any amended or successor provision; or

(e) being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2) to any holder that is not the sole beneficial owner of the Debt Security, or a portion of the Debt Security, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment;

(3) to any Tax to the extent such Tax would not have been imposed but for the failure of the holder, beneficial owner or any other person to comply with any certification, identification or other information reporting requirements concerning the nationality, residence, identity or connection with any Relevant Jurisdiction of the holder or beneficial owner of the Debt Security, if compliance is required by applicable statute, regulation, administrative guidance or income tax treaty as a precondition to exemption from, or reduction of, such Tax;

(4) to any Tax that is imposed otherwise than by withholding from any payment of principal, premium (if any) or interest on the Debt Security or any Guarantee thereof;

(5) to any estate, inheritance, gift, sales, value added, excise, transfer, wealth, net worth, gains, personal property or similar Taxes;

(6) to any withholding or deduction required to be made pursuant to any European Union directive on the taxation of savings, or any similar directive of any jurisdiction outside of the European Union, or any law implementing or complying with, or introduced in order to conform to any such directive;

(7) to any Tax required to be withheld by any paying agent from any payment of principal, premium (if any) or interest on the Debt Security or any Guarantee thereof, if such payment can be made without such withholding by at least one other paying agent;

(8) to any Tax to the extent such Tax would not have been imposed but for the presentation by the holder or beneficial owner of any Debt Security, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9) to any Tax imposed under Sections 1471 through 1474 of the Code, any current or future regulations or other official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code (or any amended or successor provisions) or any intergovernmental agreements, treaties, conventions or similar agreements (and any related laws, regulations or administrative guidance) entered into in connection with the implementation of the foregoing;

(10) to any Tax, as of January 1, 2021, withheld or deducted in respect of interest payments made (or deemed to be made) by the Issuer or any Guarantor to any “affiliated entity” (within the meaning of the Dutch Withholding Tax Act 2021) (Wet bronbelasting 2021), as amended from time to time;

(11) to any Tax to the extent such Tax becomes payable by reason of a holder or beneficial owner having a substantial interest (aanmerkelijk belang) in the Issuer within the meaning of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001);

(12) to any Tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions);

(13) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code (or any amended or successor provisions) or any similar provision of state, local or non-U.S. law; or

(14) in the case of any combination of items in the clauses above.

Except as specifically provided under this heading “—Payment of Additional Amounts,” the Issuer will not be required to make any payment for any Tax imposed by any government or any political subdivision or taxing authority of or in any government or political subdivision.

Neither the trustee nor paying agent shall be responsible for determining whether and how much Additional Amounts are due and shall exclusively rely on our certification as to the foregoing.

Redemption Upon Tax Event

Unless the applicable prospectus supplement provides otherwise, the following provisions will apply to any series of Debt Securities issued by Linde plc or Linde Finance:

If, as a result of any change in, or amendment to, any laws (which includes, for the avoidance of doubt, any treaties), or any regulations or rulings promulgated thereunder, of any Relevant Jurisdiction, or any change in, or amendment to, any official position regarding the application, administration or interpretation of any such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after the date of the issuance of such series of Debt Securities, the Issuer or any Guarantor becomes or will become, based upon a written opinion of independent counsel selected by the Issuer, obligated to pay any Additional Amounts with respect to such series of Debt Securities, then the Issuer may at any time thereafter at its option redeem, in whole but not in part, such series of Debt Securities on not less than 10 nor more than 60 days’ prior notice given by the Issuer to the holders, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on such series of Debt Securities to, but not including, the date fixed for redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which the Issuer or any Guarantor would be obligated to pay any such Additional Amounts if a payment in respect of such series of Debt Securities were then due.

Redemption

The applicable prospectus supplement will set forth the terms of optional and/or mandatory redemption of the Debt Securities offered thereunder.

In addition to any right of optional redemption, the applicable Issuer may at any time and from time to time purchase Debt Securities in open market transactions, tender offers or otherwise.

No Debt Securities of $2,000 principal amount or less (€100,000 or less if denominated in Euros) may be redeemed in part. Notice of redemption will be provided to each holder of any Debt Securities to be redeemed in accordance with customary procedures (with a copy to the applicable trustee) at least 10 but not more than 60 days before the applicable redemption date, except that redemption notices may be provided more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Debt Securities or a satisfaction and discharge of the applicable Indenture or series of Debt Securities. Notice of redemption of Debt Securities to be redeemed at the election of the applicable Issuer shall be given by such Issuer or, at such Issuer’s request, by the applicable trustee in the name and at the expense of such Issuer.

If any Debt Security is to be redeemed in part only, the notice of redemption that relates to that Debt Security will state the portion of the principal amount of that Debt Security that is to be redeemed. The applicable trustee will select the outstanding Debt Securities to be redeemed in accordance with a method that complies with the requirements, if any, of any stock exchange on which the Debt Securities are listed, and the applicable procedures of the depositary, if the Debt Securities are held by any depositary; provided that with respect to any Debt Securities not listed on any stock exchange and/or held by a depositary, the applicable trustee will select such Debt Securities by lot or by such other method that the Trustee considers fair and appropriate. A new Debt Security in principal amount equal to the unredeemed portion of the original Debt Security will be issued in the name of the holder of any Debt Security being redeemed in part upon surrender for cancellation of the original Debt Security. Debt Securities called for redemption become due on the date fixed for redemption and at the redemption price as set forth in the notice of redemption. On and after the applicable redemption date, interest will cease to accrue on a Debt Security or portions of a Debt Security called for redemption, unless the Issuer thereof defaults in the payment of the redemption price.

Payments

If the maturity date of any Debt Security falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. If any payment date (including any date set by the Issuer as the date for redemption of a Debt Security) would otherwise be a day that is not a business day, the related payment will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. The term “business day” with respect to any Debt Security will have the meaning set forth in such Debt Security or the resolution or supplemental indenture establishing the terms of such Debt Security.

Covenants

Unless the applicable prospectus supplement otherwise provides, each Indenture will contain the covenants summarized below (to the extent applicable to such Indenture), which will be applicable so long as any of the Debt Securities issued thereunder are outstanding:

Limitation on Liens

The Company will not, and will not permit any Material Subsidiary to, create, assume or suffer to exist any Lien (a “Triggering Lien”) securing Debt on any Restricted Property, unless all payments of principal and interest on the Debt Securities (and, in the case of Liens on Restricted Property of any Guarantor, under the Guarantee of such Guarantor), together with, if the Company shall determine, any other Debt of an Obligor then existing or thereafter created, are expressly secured equally and ratably with (or prior to) the Debt so secured until such time as such Debt is no longer secured by a Triggering Lien.

The foregoing requirement shall not apply to any of the following:

(a) Liens existing on the date of the Indenture;

(b) any Lien existing on any asset of any Person at the time such Person becomes (or merges or combines with) a Material Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset (and improvements thereto and proceeds thereof) securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within one year after the acquisition thereof;

(d) any Lien on any improvements constructed on any property of the Company or any such Material Subsidiary and any theretofore unimproved real property on which such improvements are located securing

Debt incurred for the purpose of financing all or any part of the cost of constructing such improvements; provided that such Lien attaches to such improvements within one year after the later of (i) completion of construction of such improvements and (ii) commencement of full operation of such improvements;

(e) any Lien existing on any asset prior to the acquisition thereof by the Company or a Material Subsidiary and not created in contemplation of such acquisition;

(f) Liens on property of the Company or a Material Subsidiary in favor of any Governmental Authority to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(g) Liens resulting from judgments that have been stayed or bonded or not exceeding $500,000,000;

(h) Liens on property of any Material Subsidiary in favor of the Company and/or one or more Material Subsidiaries;

(i) any Lien created or subsisting in order to comply with Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or pursuant to Section 7e of the German Social Law Act No. 4 (Sozialgesetzbuch IV);

(j) any Lien entered into by the Company or any Material Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom the Company or the relevant Material Subsidiary maintains a banking relationship in the ordinary course of business;

(k) Liens for taxes, assessments or similar governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with applicable accounting principles has been made therefor;

(l) Liens not otherwise permitted by the foregoing clauses of this paragraph securing Debt in an aggregate principal amount at any time outstanding not to exceed the greater of (x) 15% of Consolidated Net Tangible Assets (measured at the time of incurrence of such Debt) and (y) $7,500,000,000; and

(m) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this paragraph (other than clause (l) above); provided that such Debt is not increased and is not secured by any additional assets other than improvements thereon and proceeds thereof.

For purposes of determining compliance with this “Limitation on Liens” covenant, whether a Lien securing an item of Debt is permitted need not be determined solely by reference to the first paragraph of this covenant or to one of the clauses (a) through (m) above (or portion thereof) but may be permitted in part under any combination thereof.

With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms or in the form of common equity of the Issuer, the payment of dividends on preferred shares in the form of additional preferred shares of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt described in the definition of “Debt.”

Merger, Consolidation or Sale of All or Substantially All Assets

(a) The following covenant will apply to Debt Securities issued or guaranteed by Linde plc:

The Company will not consolidate with or merge or amalgamate into, or transfer all or substantially all of its assets to, any Person, unless (i) the Surviving Person (if not the Company) (x) is organized under the laws of a Permitted Jurisdiction and (y) assumes by supplemental indenture all the obligations of the Company under the Indenture and the Debt Securities issued under the Indenture (if the Company is the Issuer) or the Guarantees of the Company of the Debt Securities issued under the Indenture (if the Company is a Guarantor); and (ii) immediately after the transaction no Event of Default has occurred and is continuing.

The Surviving Person will be substituted for the Company under (i) the Indenture, (ii) the Debt Securities issued by the Company and (iii) Guarantees issued by the Company, and thereafter all obligations of the Company under the Indenture, the Debt Securities issued by the Company and Guarantees issued by the Company shall terminate.

(b) The following covenant will only apply to Debt Securities issued by Praxair:

The Issuer will not consolidate with or merge or amalgamate into, or transfer all or substantially all of its assets to, any Person, unless (i) the Surviving Person (if not the Issuer) is organized under the laws of a Permitted Jurisdiction and assumes by supplemental indenture all the obligations of the Issuer under the applicable Indenture and the Debt Securities issued under such Indenture; provided that, if such jurisdiction of organization is not the United States, any state thereof or the District of Columbia, such supplemental indenture will also contain provisions substantially similar to those described under “—Payment of Additional Amounts” and “—Redemption Upon Tax Event,” with such changes thereto as the Issuer deems reasonably necessary or appropriate given the jurisdiction of organization of the Issuer following the transaction; and (ii) immediately after the transaction no Event of Default has occurred and is continuing.

The Surviving Person will be substituted for the Issuer under the Indenture and the Debt Securities issued by the Issuer, and thereafter all obligations of the Issuer under the Indenture and the Debt Securities issued by the Issuer shall terminate.

(c) The following covenant will apply only to Debt Securities issued by Linde Finance:

The Issuer will not consolidate with or merge or amalgamate into, or transfer all or substantially all of its assets to, any Person, unless (i) the Surviving Person (if not the Issuer) (x) is organized under the laws of a Permitted Jurisdiction and (y) assumes by supplemental indenture all the obligations of the Issuer under the applicable Indenture and the Debt Securities issued under such Indenture; and (ii) immediately after the transaction no Event of Default has occurred and is continuing.

The Surviving Person will be substituted for the Issuer under the Indenture and the Debt Securities issued by the Issuer, and thereafter all obligations of the Issuer under the Indenture and the Debt Securities issued by the Issuer shall terminate.

(d) The following covenant will apply only to Debt Securities (or Guarantees thereof) guaranteed by Praxair:

The Guarantor will not consolidate with or merge or amalgamate into, or transfer all or substantially all of its assets to, any Person, unless the Surviving Person (if not the Guarantor or the Issuer) assumes by supplemental indenture all the obligations of the Guarantor in respect of the Guarantees of Debt Securities (or guarantees thereof) issued under the Indenture. In addition, the Guarantee of Praxair will be released in accordance with the provisions described under “—Guarantees—Release Under Certain Circumstances”.

The Surviving Person will be substituted for the Guarantor in respect of Guarantees issued by the Guarantor, and thereafter all obligations of the Guarantor in respect of Guarantees issued by the Guarantor shall terminate.

(e) The following covenant will apply only to Debt Securities (or Guarantees thereof) guaranteed by Linde GmbH:

The Guarantor will not consolidate with or merge or amalgamate into, or transfer all or substantially all of its assets to, any Person, unless the Surviving Person (if not the Guarantor or the Issuer) assumes by supplemental indenture all the obligations of the Guarantor in respect of the Guarantees of Debt Securities (or guarantees thereof) issued under the Indenture. In addition, the Guarantee of Praxair will be released in accordance with the provisions described under “—Guarantees—Release Under Certain Circumstances”.

The Surviving Person will be substituted for the Guarantor in respect of Guarantees issued by the Guarantor, and thereafter all obligations of the Guarantor in respect of Guarantees issued by the Guarantor shall terminate.

Reporting

The Company shall deliver to the trustee, within 15 days after the Company is required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports (or such portions of the foregoing as the SEC may prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Any other Obligor on Debt Securities shall do likewise as to the above items which it is required to file with the SEC pursuant to those Sections of the Exchange Act. Filing on EDGAR or successor system that is publicly available on the Internet shall be deemed to constitute delivery to the trustee.

Delivery of any such reports, information, notifications and documents to the trustee will be for informational purposes only and the trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the applicable Indenture (as to which the trustee is entitled to rely exclusively on certificates of certain officers, managers, directors or authorized signatories of the Company). The trustee shall not have any liability or responsibility for the filing, posting, timeliness or content of any such report or information.

Defaults and Remedies

An “Event of Default” with respect to any series of Debt Securities will occur if:

(1) the Issuer defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the default continues for a period of 30 days;

(2) the Issuer defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

(3) the Issuer defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

(4) the Issuer or any Guarantor with respect to such Debt Securities pursuant to or within the meaning of any Bankruptcy Law:

•	commences a voluntary case,

•	consents to the entry of an order for relief against it in an involuntary case,

•	consents to the appointment of a Custodian for it or for all or substantially all of its property, or

•	makes a general assignment for the benefit of its creditors;

(5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against the Issuer or any Guarantor with respect to such Debt Securities in an involuntary case,

•	appoints a Custodian for the Issuer or any Guarantor with respect to such Debt Securities for all or substantially all of its respective property, or

•	orders the liquidation of the Issuer or any Guarantor with respect to such Debt Securities;

and the order or decree remains unstayed and in effect for 60 days; or

(6) any other Event of Default provided for in the series.

A default under clause (3) is not an Event of Default with respect to any series of Debt Securities until the applicable trustee or the holders of at least 25% in principal amount of such series give written notice in accordance with the applicable Indenture to the Issuer (and the applicable trustee if notice is given by the holders) of the default and the default is not cured within the time specified after receipt of the notice.

If an Event of Default occurs and is continuing on a series, the applicable trustee by written notice to the Issuer, or the holders of at least 25% in principal amount of the series by written notice to the Issuer and the applicable trustee, may declare the principal of and accrued interest on all the Debt Securities of the series to be due and payable immediately. In the case of a Debt Security that is issued to investors at a price of less than the stated principal amount, the amount due upon acceleration may be reduced by the portion of the stated principal amount that is determined to constitute unearned interest.

The holders of a majority in principal amount of the series by written notice to the applicable trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

If an Event of Default occurs and is continuing on a series, the applicable trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the applicable trustee and holders of the series.

If a default occurs and is continuing on a series and if it is actually known to the applicable trustee through the applicable trustee’s receipt of a written notice of such default, such trustee shall send a notice of the default within 90 days after it occurs to holders of registered Debt Securities of the series. Except in the case of a default in payment on a series, the applicable trustee may withhold the notice if and so long as the applicable trustee in good faith determines that withholding the notice is in the interest of holders of the series. The applicable trustee shall withhold notice of a default described in clause (3) of the first paragraph of this “Defaults and Remedies” section until at least 90 days after it occurs.

Unless the resolution or supplemental indenture establishing the terms of a series otherwise provides, the holders of a majority in principal amount of a series by written notice to the applicable trustee may waive an existing default on the series and its consequences except (1) a default in the payment of the principal of or interest on the series, or (2) a default in respect of a provision that under the applicable Indenture cannot be amended without the consent of each holder affected.

Each Indenture will provide that in case an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The holders of a majority in principal amount of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred on the applicable trustee, with respect to the series. The trustee will be under no obligation and may refuse to perform any duty or exercise any right or power under an Indenture at the request of any holder, unless such holder has provided to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense if requested by such trustee. The applicable trustee may refuse to follow any direction that conflicts with law or the applicable Indenture.

A holder of a series may pursue a remedy with respect to the series only if:

(1) the holder gives to the applicable trustee written notice of a continuing Event of Default on the series;

(2) the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding make a written request to the applicable trustee to pursue the remedy;

(3) such holder or holders provide to the applicable trustee indemnity or security satisfactory to such trustee against any loss, liability or expense if requested by such trustee;

(4) the applicable trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity or security; and

(5) during such 60-day period the holders of a majority in principal amount of the Debt Securities of such series then outstanding do not give the applicable trustee a direction inconsistent with such request.

A holder may not use the applicable Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

No Indenture will have cross-default provisions. Thus, a default by the Company or a Subsidiary on any other debt would not constitute an Event of Default.

Amendments and Waivers

Unless the resolution or supplemental indenture establishing the terms of a series otherwise provides, the applicable Indenture and the Debt Securities of such series may be amended, and any default may be waived as follows: The Debt Securities and the applicable Indenture may be amended with the written consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series affected voting as one class. A default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. However, without the consent of each holder affected, no amendment or waiver may:

(1) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver;

(2) reduce the interest on or change the time for payment of interest on any Debt Security;

(3) change the fixed maturity of any Debt Security;

(4) reduce the principal of any Debt Security;

(5) change the currency in which principal or interest on a Debt Security is payable;

(6) waive any default in payment of interest on or principal of a Debt Security; or

(7) change certain provisions of the applicable Indenture regarding waiver of past defaults and amendments with the consent of holders other than to increase the principal amount of Debt Securities required to consent.

Without notice to or the consent of any holder, the applicable Issuer, Guarantors and trustee may amend or supplement the Indenture and the Debt Securities:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for assumption by a Surviving Person of the obligations of the Issuer or a Guarantor under the Indenture or the applicable Debt Securities or Guarantees in the event of a merger or consolidation requiring such assumption;

(3) to provide that specific provisions of the applicable Indenture not apply to a series of Debt Securities not previously issued;

(4) to create a series and establish its terms;

(5) to provide for a separate trustee for one or more series;

(6) to conform the Indenture or the Debt Securities of a series to the “Description of Debt Securities” section in this registration statement or similarly titled section in the prospectus supplement pursuant to which such Debt Securities are offered; or

(7) to make any other change that does not materially adversely affect the rights of any holder.

Legal Defeasance and Covenant Defeasance

Debt Securities of a series may be defeased in accordance with their terms and, unless the resolution or supplemental indenture establishing the terms of the series otherwise provides, as set forth below. The Issuer at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and to maintain agencies in respect of the Debt Securities, and the rights of the applicable trustee) with respect to the Debt Securities of the series and the applicable Indenture (“legal defeasance”). The Issuer at any time may terminate its obligations with respect to the Debt Securities of any series under the covenants described under “—Certain Covenants” (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under “—Certain Covenants.”

To exercise either option as to a series, the Issuer must deposit in trust (the “defeasance trust”) with the applicable trustee funds in an amount sufficient to pay the principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Issuer must deliver to the applicable trustee an opinion of tax counsel confirming that the defeasance will not result in recognition for U.S. federal income tax purposes of any gain or loss to holders of the series.

Satisfaction and Discharge

In addition to the Issuer’s rights to defease Debt Securities as described above, an Issuer may terminate all of its obligations under the applicable Indenture with respect to a series of Debt Securities, and the obligations of the Guarantors of such Debt Securities shall terminate with respect to such series, when:

•

(i) all Debt Securities of such series theretofore authenticated and delivered have been delivered to the trustee for cancellation or (ii) all such Debt Securities not theretofore delivered to the trustee for cancellation (A) have become due and payable, (B) will become due and payable at maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuer;

•

the Issuer has irrevocably deposited or caused to be deposited with the applicable trustee as trust funds in trust solely for that purpose funds in an amount sufficient to pay all of the principal of and interest on and any premium on all of the Debt Securities of such series not theretofore delivered to the trustee for cancellation, to the date of such deposit (in the case of Debt Securities that have become due and payable) or to the maturity or redemption date, as the case may be;

•	the Issuer has paid or caused to be paid all other sums payable with respect to such Debt Securities (or in the case of a discharge of the Indenture, under the Indenture) by the Issuer;

•

the Issuer has delivered irrevocable instructions to the applicable trustee to apply the deposited money toward the payment of the Debt Securities of such series at maturity or redemption, as the case may be; and

•

the Issuer has delivered to the trustee an officers’ certificate and (in the case of discharge of the Indenture prior to the stated maturity of all Debt Securities issued under the Indenture) an opinion of counsel, stating that all conditions precedent specified above relating to the satisfaction and discharge of the Indenture have been complied with.

Conversion and Exchange

The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for ordinary shares of Linde plc, preferred shares of Linde plc, or other Debt Securities will be set forth in the applicable prospectus supplement. Those terms may include provisions for conversion or exchange, whether mandatory, at the option of the holders or at our option.

Trustee

Each trustee appointed under an Indenture or supplemental indenture and its affiliates may engage in financial or other transactions with one or more members of the Linde Group, including as (i) trustee or fiscal agent with respect to outstanding Debt Securities or other Debt Securities to be issued under this prospectus or otherwise and (ii) lender or agent under credit facilities or other financings.

Each Indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. Each Indenture will permit the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

A trustee may resign with respect to any series of Debt Securities by giving a written notice to the Issuer. The holders of a majority in aggregate principal amount of the outstanding Debt Securities issued under an Indenture may remove the trustee under such Indenture by notifying the Issuer and the trustee in writing. The Issuer may remove the trustee with respect to all or any series of Debt Securities for any or no reason, including if:

•

the trustee has or acquires a “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, and fails to comply with the provisions of Section 310(b) of the Trust Indenture Act, or otherwise fails to comply with the eligibility requirements provided in the Indenture and fails to resign after written request therefor by the Issuer in accordance with the Indenture;

•	the trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the trustee under any bankruptcy law;

•	a custodian or public officer takes charge of the trustee or its property; or

•	the trustee becomes incapable of acting.

If the trustee resigns or is removed or if a vacancy exists in the office of trustee with respect to the Debt Securities (or Debt Securities of any series) under an Indenture for any reason, the Issuer shall promptly appoint a successor trustee for such Indenture (or with respect to the applicable series).

A resignation or removal of the trustee and appointment of a successor trustee shall become effective only upon the successor trustee’s acceptance of the appointment as provided in the applicable Indenture.

The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

No trustee will be liable for special, indirect, exemplary, incidental, punitive or consequential or other similar loss or damage of any kind under an Indenture.

Governing Law

The Indenture, the Debt Securities and the Guarantees will be governed by and construed in accordance with the laws of the State of New York, United States.

Waiver of Jury Trial

The Issuer, the Guarantors and the trustee, and each holder of a Debt Security by its acceptance thereof, will irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the applicable Indenture, such Debt Security or any transaction contemplated thereby.

No Personal Liability

No director, officer, employee, incorporator, member, partner or shareholder of an Issuer or any Guarantor or any of their parent companies or entities (other than an Issuer or a Guarantor in its capacity as such) shall have any liability for any obligations of the Issuer or a Guarantor under the Debt Securities, the Guarantees or an Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Debt Security will waive and release all such liability. The waiver and release are part of the consideration for issuance of the Debt Securities. Such waiver may not be effective to waive liabilities under U.S. federal securities laws.

Certain Definitions

“Bankruptcy Law” means Title 11, U.S. Code or any similar U.S. Federal or State law or any similar non-U.S. law for the relief of debtors.

“Company” means Linde plc, a public limited company incorporated under the laws of Ireland (with registration number 602527), and its successors.

“Consolidated Net Tangible Assets” means, at any time of determination, the total Net Tangible Assets of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of the date of the Company’s last published consolidated balance sheet preceding the time of determination.

“Consolidated Subsidiary” means, with respect to any Person, at any date, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or a similar official under any Bankruptcy Law.

“Debt” of any Person means at any date, without duplication, to the extent required in accordance with generally accepted accounting principles to be included in the financial statements of such Person or the footnotes thereto:

(i) all obligations of such Person for borrowed money;

(ii) all obligations of such Person evidenced by bonds, debentures or notes;

(iii) all obligations of such Person for installment purchase transactions involving the purchase of property or services over $5,000,000 for any particular transaction, except trade accounts payable and expense accruals arising in the ordinary course of business;

(iv) all obligations of such Person as lessee which are capitalized on a balance sheet in accordance with generally accepted accounting principles;

(v) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit; and

(vi) all Debt of others the payment of which is guaranteed by such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Funded Debt” means any obligation for the payment of borrowed money with an initial term longer than one year.

“Governmental Authority” means the government of the United States, Ireland, the United Kingdom or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, with respect to any Debt Securities, (i) guarantees of the payment obligations with respect to such Debt Securities and (ii) guarantees of guarantees described in clause (i) of this definition.

“Guarantor” means (i) in the case of Debt Securities of Linde plc, unless the prospectus supplement specifies otherwise, (x) Praxair and (y) Linde GmbH, (ii) in the case of Debt Securities of Praxair, (x) Linde plc and (y) unless the prospectus supplement specifies otherwise, Linde GmbH, and (iii) in the case of Debt Securities of Linde Finance, (x) Linde plc and (y) unless the prospectus supplement specifies otherwise, Linde GmbH and Praxair.

“Indenture” means, with respect to any Debt Securities, the indenture under which such Debt Securities are issued, together with each supplemental indenture to such indenture, to the extent such supplemental indenture relates to such Debt Securities.

“Issuer” means, with respect to any Debt Securities, Linde plc, Praxair, or Linde Finance, as applicable, in its capacity as the issuer of such Debt Securities.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge or security interest in respect of such asset.

“Material Subsidiary” means, with respect to any Debt Securities, (i) each Obligor in respect of such Debt Securities and (ii) any one or more Wholly-Owned Subsidiaries of the Company having combined Net Tangible Assets representing more than 10% of Consolidated Net Tangible Assets.

“Net Tangible Assets” means, as to any Person, its gross assets, net of depreciation and other proper reserves, less its goodwill and other intangible assets.

“Obligor” means, with respect to any Debt Securities, the Issuer and the Guarantor(s) of such Debt Securities or any Guarantee thereof.

“Permitted Jurisdictions” means United States of America, the United Kingdom, any member state of the European Union, Bermuda, Cayman Islands, British Virgin Islands, Gibraltar, the British Crown Dependencies, any member country of the Organization for Economic Co-operation and Development, or any political subdivision of any of the foregoing.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restricted Property” means any property of the Company or any Material Subsidiary that in the opinion of the board of directors of the Company is a principal manufacturing property.

“Subsidiary” with respect to any Person means any corporation or other entity of which such Person directly or indirectly owns a majority of the securities or other ownership interests having ordinary voting power to elect the board of directors or other persons performing similar functions. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Surviving Person” means (i) in the case of a merger or consolidation, the Person surviving, or continuing after, such merger or consolidation, (ii) in the case of an amalgamation, the Person formed by such amalgamation and (iii) in the case of a transfer of all or substantially all assets, the Person to whom such assets are transferred.

“U.S. Government Obligations” means direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the applicable issuer’s option, or certificates representing an ownership interest in such obligations.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary all of the shares of capital stock or other ownership interests of which (except for qualifying shares held by directors or foreign nationals in accordance with applicable law) are at the time owned by such Person and/or one or more other Wholly-Owned Subsidiaries.

Forms of Dollar-Denominated Debt Securities

The following applies to Debt Securities denominated in dollars. Unless the prospectus supplement otherwise provides, Debt Securities will be issued in the form of one or more global securities. This means that we will not issue certificates to each holder. Rather, we will issue global securities in the total principal amount of the Debt Securities of that series.

Global Securities

In General. Debt Securities in global form will be deposited with or on behalf of a depositary. Global securities are represented by one or more certificates for the series registered in the name of the depositary or its nominee. Debt securities in global form may not be transferred except as a whole among the depositary, a nominee of or a successor to the depositary, or any nominee of that successor. Unless otherwise identified in the prospectus supplement, the depositary will be The Depository Trust Company (“DTC”).

If a depositary for a series of Debt Securities is unwilling or unable to continue as depositary and a successor is not appointed within 90 days of such notice, we will issue that series of Debt Securities in registered form in exchange for the global security or securities of that series. We also may determine at any time in our discretion not to use global securities for any series. In that event, we will issue Debt Securities in registered form.

Ownership of the Global Securities; Beneficial Ownership. So long as the depositary or its nominee is the registered owner of a global security, that entity will be the sole holder of the Debt Securities represented by that instrument. We and the trustee are only required to treat the depositary or its nominee as the legal owner of the Debt Securities for all purposes under the Indenture.

A purchaser of Debt Securities represented by a global security will not be entitled to receive physical delivery of certificated securities, will not be considered the holder of those securities for any purpose under the Indenture, and will not be able to transfer or exchange the global security, unless the prospectus supplement provides to the contrary. As a result, each beneficial owner must rely on the procedures of the depositary to exercise any rights of a holder under the Indenture. In addition, if the beneficial owner is not a direct or indirect participant in the depositary, the beneficial owner must rely on the procedures of the participant through which it owns its beneficial interest in the global security. We understand that under existing industry practice, in the event we request any action of holders of Debt Securities or an owner of a beneficial interest in the global securities desires to take any action that the depositary, as the holder of the global securities, is entitled to take, the depositary would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. Those laws and the above conditions may impair the ability to transfer beneficial interests in the global securities.

Book-Entry System

Upon the issuance of the global securities, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global securities through such participants).

We expect that the depositary, upon receipt of any payment of principal or interest in respect of the global securities, will credit immediately participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global securities held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants. None of us, the trustee or any agent of us or the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in the global securities owned through such participants.

The Debt Securities represented by the global securities are exchangeable for certificated Debt Securities in definitive registered form of like tenor as such securities in minimum denominations of $1,000 and in any greater amount that is an integral multiple thereof if (i) the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act or (ii) we in our discretion at any time determine not to have all of the Debt Securities represented by the global securities and we notify the trustee thereof. Any global securities that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Debt Securities registered in such names as the depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

Unless and until they are exchanged in whole or in part for certificated Debt Securities in definitive form, the global securities may not be transferred except as a whole among the depositary, a nominee of or a successor to the depositary, or any nominee of that successor.

The Depository Trust Company

The following is based on information furnished by DTC and applies to the extent it is the depositary, unless otherwise stated in the prospectus supplement:

Registered Owner. The Debt Securities will be issued as fully registered securities in the name of Cede & Co., which is DTC’s partnership nominee. No single global security will be issued in a principal amount of more than $500 million. The trustee will deposit the global securities with DTC. The deposit of the global securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities.

DTC Organization. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of that law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with DTC’s participants. The rules that apply to DTC and its participants are on file with the SEC.

DTC Activities. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts. This eliminates the need for physical movement of securities certificates.

Participants’ Records. The Debt Securities must be purchased by or through direct participants, which will receive a credit for the Debt Securities on DTC’s records. The beneficial owner’s ownership interest in the Debt Securities is in turn recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmations from DTC of their purchases, but they are expected to receive them, along with periodic statements of their holdings, from the direct or indirect participants through whom they purchased the Debt Securities. Transfers of ownership interests in the global securities will be made on the books of the participants on behalf of the beneficial owners. Certificates representing the interests of the beneficial owners in the Debt Securities will not be issued unless the use of global securities is suspended, as discussed above.

DTC has no knowledge of the actual beneficial owners of the global securities. Its records only reflect the identity of the direct participants as owners of the Debt Securities. Those participants may or may not be the beneficial owners. Participants are responsible for keeping account of their holdings on behalf of their customers.

Notices Among DTC, Participants and Beneficial Owners. Notices and other communications by DTC, its participants and the beneficial owners will be governed by standing arrangements among them, subject to any legal requirements in effect.

Voting Procedures. Neither DTC nor Cede & Co. will give consents for or vote the global securities. DTC generally mails an omnibus proxy to us just after any applicable record date. That proxy assigns Cede & Co.’s consenting or voting rights to the direct participants to whose accounts the securities are credited on the record date.

Payments. Principal and interest payments made by us will be delivered to Cede & Co. DTC’s practice is to credit direct participants’ accounts upon receipt of funds and corresponding detail information on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for customers registered in “street name.” Those payments will be the responsibility of that participant, and not DTC, the trustee, us or any agent of the trustee or us, subject to any legal requirements in effect at that time. We are responsible for paying principal, interest and premium, if any, to the trustee, which is responsible for making those payments to Cede & Co. DTC is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payments to the beneficial owners.

Forms of Euro-Denominated Debt Securities

The following applies to Debt Securities denominated in euros. Unless the prospectus supplement otherwise provides, Debt Securities will be issued in the form of one or more global securities. This means that we will not issue certificates to each holder. Rather, we will issue global securities in the total principal amount of the Debt Securities of that series. The following does not apply to any Debt Securities to be held under the New Safekeeping Structure with a common safekeeper for Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), the procedures for which will be described in the applicable prospectus supplement.

Global Clearance and Settlement

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The Debt Securities will be issued in the form of one or more global notes (each a “Global Note”) in fully registered form, without coupons, and will be deposited on the closing date with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to a common depositary for Euroclear or Clearstream or its nominee.

Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Debt Securities directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the Global Notes will not be entitled to have Debt Securities registered in their names, and will not receive or be entitled to receive physical delivery of Debt Securities in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Debt Securities under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Notes.

Persons who are not Euroclear or Clearstream participants may beneficially own Debt Securities held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the Debt Securities represented by the Global Note under the Indenture and the Global Notes.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the Global Notes and a successor depositary is not appointed by us within 90 days, or if we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available, we will issue the Debt Securities in definitive form in exchange for the applicable Global Notes. We will also issue the Debt Securities in definitive form in exchange for the Global Notes if an event of default has occurred with regard to the Debt Securities represented by the Global Notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the Debt Securities represented by the Global Notes and, in that event, will issue the Debt Securities in definitive form in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of the Debt Securities represented by the Global Notes equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. The Debt Securities so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. The Debt Securities in definitive form can be transferred by presentation for registration to the registrar at our office or agency for such purpose and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Global Notes.

Euroclear and Clearstream

We have been advised by Euroclear and Clearstream, respectively, as follows:

Euroclear: Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants and between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Bank acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream: Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Global Notes, Euroclear, Clearstream or such nominee or common depositary, as the case may be, will be considered the sole owner or holder of the notes represented by such notes for all purposes under the Indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to Euroclear, Clearstream or such nominee or common depositary, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distribution of principal and interest with respect to the Global Note will be credited in euros to the extent received by Euroclear or Clearstream from the trustee or the paying agent, as applicable, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. The holdings of book-entry interests in the Global Notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the Global Notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

The distribution of the notes will be cleared through Clearstream and Euroclear. Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

Initial Settlements

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the global notes through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of Linde, the underwriters or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Notices

Notices to holders of the notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.

LIMITATIONS ON VALIDITY AND ENFORCEMENT OF THE GUARANTEES AND CERTAIN INSOLVENCY LAW CONSIDERATIONS

Ireland

Insolvency

Any insolvency proceedings applicable to Linde plc will be likely to be governed by Irish insolvency laws. Irish insolvency laws differ from the insolvency laws of the United States and may make it more difficult for the holders of the notes to recover the amount in respect of Linde plc’s obligations under its debt securities or guarantees than it is in a liquidation or bankruptcy proceeding in the United States.

The following is a general discussion of insolvency proceedings and other matters governed by Irish law and does not purport to address all the Irish legal considerations that may be relevant to holders of debt securities.

Preferred Creditors under Irish Law

In an insolvency of Linde plc, and under Section 621 of the Irish Companies Act 2014 (the “2014 Act”), the claims of certain preferential creditors (including the Irish Revenue Commissioners for certain unpaid taxes) will rank in priority to claims of unsecured creditors. If Linde plc becomes subject to an insolvency proceeding and Linde plc has obligations to creditors that are treated under Irish law as creditors that are senior relative to the holders of debt securities issued or guaranteed by Linde plc, the holders of such debt securities may suffer losses as a result of their subordinated status in such insolvency proceeding.

The costs and expenses of a winding-up and the remuneration, costs and expenses of the liquidator rank ahead of preferential creditors and unsecured creditors. Similarly, priority will be afforded to the remuneration, costs and expenses properly incurred by any examiner of the company which may include any borrowings made by an examiner to fund the company’s requirements for the duration of his appointment that have been approved by the Irish courts, (see “—Examinership” below) and any capital gains tax payable on the disposition of an asset of the company by a liquidator, receiver or mortgagee in possession.

Examinership

Examinership is a court procedure available under the 2014 Act to facilitate the survival of the whole or part of an Irish company or companies in financial difficulties. In circumstances where an Irish company is or is likely to be unable to pay its debts, then that company, the directors of that company, a contingent, prospective or actual creditor of that company, or shareholders of that company holding, at the date of presentation of the petition, not less than one-tenth of the voting share capital of that company are each entitled to petition the court for the appointment of an examiner to that company. Provided the company can demonstrate viability, and can satisfy certain tests, the Court appoints an independent examiner whose function is to supervise the restructuring process.

Where the Court appoints an examiner to a company, it may, at the same or any time thereafter, make an order appointing the examiner to be examiner for the purposes of the 2014 Act to a related company of such company. During the protection period the day-to-day business of the company remains under the control of the directors of the company, subject to certain rights of the examiner to apply to the Court. The examiner, once appointed, has the power to set aside contracts and arrangements entered into by the company after this appointment and, in certain circumstances, can avoid a negative pledge given by the company prior to this appointment. Furthermore, the examiner may sell assets of the company which are the subject of security. Where such assets are the subject of a fixed security interest, the examiner must account to the holders of the fixed security interest for the amount realized and discharge the amount due to the holders of the fixed security interest out of the proceeds of the sale.

During the period of protection, the examiner will formulate proposals for a compromise or scheme of arrangement to assist the survival of the company, or of a related company, or both, and the whole or any part of its or their undertaking as a going concern. A scheme of arrangement may be approved by the Court when at least one class of creditors who would be adversely affected by the scheme of arrangement has voted in favor of the proposals and the Court is satisfied that such proposals are (i) fair and equitable in relation to any class of members or creditors who have not accepted the proposals and whose interests would be impaired by implementation of the scheme of arrangement and (ii) not unfairly prejudicial to the interests of any interested party. The Court may not confirm any proposals if the sole or primary purpose of them is the avoidance of payment of tax due. Once confirmed by the Court, the scheme is binding on the issuer and all its members and creditors, including any dissenters.

The primary risks to the holders of debt securities if an examiner were appointed to Linde plc are as follows:

•

the potential for a compromise or scheme of arrangement being approved involving the writing down (potentially to a significant extent) or rescheduling of any debt due by Linde plc (including any payments under guarantees);

•

the potential for the examiner to seek to set aside any negative pledge in the documents pertaining to the debt securities prohibiting the creation of security or the incurring of borrowings by Linde plc, for instance to enable Linde plc borrow to fund its business during the protection period; and

•

in the event that a scheme of arrangement is not approved and Linde plc subsequently goes into liquidation, the examiner’s remuneration and expenses (including certain liabilities incurred by Linde plc and certified by the examiner as necessary to facilitate the survival of the company) will take priority over the liabilities due by Linde plc to the holders of debt securities.

Challenges to and Limitations of Guarantees

The entry into of, or any payment under, any guarantee by Linde plc of debt securities can also be set aside on the application of a liquidator, creditor or contributory of Linde plc, if it is being wound up, or if it is in receivership or examinership (under Irish law), respectively, if the effect of any payment under such guarantee was to perpetrate a fraud on the Company, its creditors or members, (although a court will have regard to the rights of the recipient of the payment if they receive the payment in good faith and for value).

Also under Irish insolvency laws, if a company goes into liquidation, a liquidator may apply to the High Court of Ireland (the “High Court”) to have certain transactions (those which occurred 6 months prior to the commencement of the winding-up, or in the case of a transaction with a connected person, 24 months) unwound if they are deemed unfair preferences. Transactions which have the effect of perpetrating a fraud on the company, its creditors or its shareholders can also be set aside by the court, on the application of the liquidator, without any limitation as to time (save for applicable limitation periods). Case law relevant to Section 604 indicates that a dominant intent on the part of the entity concerned to prefer a creditor over its other creditors is necessary in order for Section 604 to apply. However, unless the contrary is shown, a preferential transaction made in favor of a connected person is deemed to have been made with a view to giving such a person a preference over other creditors and to be an unfair preference. Consequently, the burden of proof is on the connected person to show that the transaction was not an unfair preference. Section 604 is only applicable if, at the time of the conveyance, mortgage or other relevant act, the Irish company was unable to pay its debts as they became due.

Further, if Linde plc becomes subject to an Irish law insolvency proceeding and has obligations to creditors that are treated under Irish law as senior relative to the company’s obligations under any guarantee, the beneficiaries of such guarantee may suffer losses as a result of their subordinated status during such insolvency proceeding (see further under Preferred Creditors under Irish law above). Irish case law provides that when a company is insolvent or near insolvency its assets are held for the benefit of its creditors so the entry into or payment by Linde plc under its guarantee of debt securities may be subject to challenge if it was either insolvent or near to insolvency at such time.

There is a risk that a guarantee may be challenged under Irish law as unenforceable on the basis that there is an absence of corporate benefit on the part of a relevant guarantor or that it is not for the purpose of carrying on the business of the relevant guarantor.

As such, the types of questions which the directors of an issuing entity may need to consider (taking relevant professional advice where necessary) in balancing the advantages to the corporate guarantor against the risks of entering into such an arrangement include:

(i)	Is the trading relationship between the relevant companies sufficiently valuable to justify one company assuming liability for another company’s obligations?

(ii)	What is the strength of the current and projected financial position of the group as a whole and that of the company which is being guaranteed?

(iii)	Are there any co-sureties who will be liable to contribute if the guarantees are called?

(iv)	What is the likelihood of the guarantees being called—the greater the risk that it will be called, the greater the commercial benefit must be.

(v)	If the guarantees are called, can the corporate guarantor meet its obligations under the guarantees and still remain solvent?

The directors’ primary duty is to act in the best interests of their own company and not in the interests of the group as a whole. Nevertheless, it is often to the advantage of one company to support other members of the group and the Irish courts have held that corporate benefit may be established where the benefit flows to the group generally rather than specifically to Linde plc.

United Kingdom

The terms of the withdrawal of the United Kingdom (the “UK”) from the European Union (the “EU”) provide that during a transition period, expected to end on December 31, 2020 (but subject to the possibility of an extension of up to two years), the UK will continue to be treated as an EU member state in certain respects, including for the purpose of the EU Insolvency Regulation (Regulation (EU) 2015/848) (the “Insolvency Regulation”). Following the transition period, the United Kingdom will cease to be treated as an EU member state. After this date, it is not yet clear whether the UK will agree legislation with the EU, or the member states of the EU, similar to the Insolvency Regulation or whether the UK’s domestic rules on private international law will apply in order to determine both whether insolvency proceedings should be commenced in the UK and the recognition of insolvency proceedings commenced in other jurisdictions.

The rest of this section assumes the UK is treated as an EU member state for the purposes of the Insolvency Regulation, and contains a brief description of certain aspects of English insolvency law relating to certain limitations on the guarantees which may be granted by Linde plc. English insolvency laws differ from the insolvency laws of the United States and may make it more difficult for holders of the notes to recover the amount in respect of debt securities or a guarantor’s guarantee of the debt securities that they would have recovered in a liquidation or bankruptcy proceeding in the United States.

Although Linde plc is Irish-incorporated, it has its headquarters in the UK. Under the Insolvency Regulation, main insolvency proceedings of a company should be opened in the jurisdiction in which the company has its centre of main interests (“COMI”). There are a number of factors that are taken into account to ascertain the COMI for the purposes of the Insolvency Regulation. It should correspond to the place where a company conducts the administration of its interests on a regular basis and therefore be ascertainable by third parties. Under the Insolvency Regulation, the place of the registered office of a company is presumed to be the centre of main interests in the absence of proof to the contrary. However, the board of directors of Linde plc does regularly meet and take decisions in England. Therefore, while it may be in Ireland, Linde plc’s “centre of main interests” may instead be deemed to be in England. This would mean that proceedings by or against Linde plc would be based on the insolvency laws of England.

Even if the centre of main interests of Linde plc were outside of England, territorial insolvency proceedings can be opened in a jurisdiction in which a debtor has an establishment. “Establishment” is defined in the Insolvency Regulation as “any place of operations where a debtor carries out… a non-transitory economic activity with human means and assets.”

To note, the centre of main interests or establishment of a company may change over time.

Potential grounds for challenge available under the English insolvency legislation that may apply to any guarantee granted by Linde plc include the following described below.

Transactions at an Undervalue

Under English insolvency law, a liquidator or administrator of a company could apply to the court for an order to set aside a guarantee (or grant other relief) if such liquidator or administrator believes that the creation of such guarantee constituted a transaction at an undervalue. There will only be a transaction at an undervalue if, at the time of the transaction or as a consequence of the transaction, the company is, or becomes, unable to pay its debts (as defined in the Insolvency Act). The transaction can be challenged if the company enters into liquidation or administration proceedings within a period of two years from the date the company grants the guarantee.

A transaction may be set aside as a transaction at an undervalue if the company made a gift to a person, if the company received no consideration or if the company received consideration of significantly less value, in money or money’s worth, than the consideration given by such company. However, a court will generally not intervene if it is satisfied that the company entered into the transaction in good faith and for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing the transaction would benefit it. If the court determines that the transaction was a transaction at an undervalue, the court can make such order as it thinks fit to restore the position to what it would have been if the transaction had not been entered into. In any proceedings, it is for the administrator or liquidator to demonstrate that the company was unable to pay its debts unless a beneficiary of the transaction was a connected person, in which case there is a presumption of insolvency and the connected person must demonstrate that the company was not unable to pay its debts at the time of the transaction and did not become unable to do so as a consequence of the transaction.

Preference

Under English insolvency law, a liquidator or administrator of a company could apply to the court for an order to set aside a guarantee if such liquidator or administrator believes that such guarantee constituted a preference. There will only be a preference if, at the time the transaction was entered into or as a result of the transaction, the company was, or becomes, unable to pay its debts (as defined in the Insolvency Act). The transaction can be challenged if the company enters into liquidation or administration proceedings within a period of six months (if the beneficiary is not a connected person) or two years (if the beneficiary is a connected person) from the date the company grants the security interest or guarantee. A transaction may constitute a preference if it has the effect of putting a creditor of the company (or a surety or guarantor for any of the company’s debts or liabilities) in a better position in the event of the company going into insolvent liquidation than such creditor, guarantor or surety would otherwise have been in had that transaction not been entered into. If the court determines that the transaction constituted such a preference, the court has very wide powers for restoring the position to what it would have been if that preference had not been given, which could include reducing payments under the debt securities and the guarantees offered by Linde plc under this prospectus offered under this prospectus (although there is protection for a third party who enters into one of the transactions in good faith and without notice). However, for the court to determine a preference, it must be shown that in deciding to give the preference the company was influenced by a desire to produce the preferential effect.

In any proceedings, it is for the administrator or liquidator to demonstrate that the company was unable to pay its debts at the relevant time and that the company was influenced by a desire to prefer the relevant creditor, unless the beneficiary of the transaction was a connected person, in which case it is presumed that the company was influenced by a desire to produce the preferential effect and the connected person must demonstrate that there was, in fact, no such influence.

Transactions Defrauding Creditors

Under English insolvency law, where it can be shown that a transaction was at an undervalue and was made for the substantial purpose of putting assets beyond the reach of a person who is making, or may make, a claim against a company, or of otherwise prejudicing the interests of a person in relation to the claim which that person is making or may make, the transaction may be set aside by the court as a transaction defrauding creditors. This provision may be used by any person who claims to be a “victim” of the transaction, with the leave of the court if the company is in liquidation or administration, and is not therefore limited to liquidators or administrators. There is no time limit under English insolvency legislation within which the challenge must be made (subject to the normal statutory limitation periods) and the relevant company does not need to be insolvent at the time of, or as a result of, the transaction.

If the court determines that the transaction was a transaction defrauding creditors, the court can make such orders as it thinks fit to restore the position to what it would have been if the transaction had not been entered into and to protect the interests of the victims of the transaction. The relevant court order may affect the property of, or impose any obligation on, any person, whether or not he is the person with whom the transaction was entered into. However, such an order will not prejudice any interest in property which was acquired from a third party in good faith, for value and without notice of the relevant circumstances, and will not require a person who received a benefit from such transaction in good faith, for value and without notice of the relevant circumstances to pay any sum unless such person was a party to the transaction.

Exchange Rate Risk

Under English insolvency law any debt payable in a currency other than pounds sterling must be converted into pounds sterling at the rate determined by the office-holder by reference to the exchange rates prevailing on the date the company went into liquidation or administration. Accordingly, in the event that Linde plc goes into liquidation or administration, holders of debt securities of Linde plc may be subject to exchange rate risk between the date that Linde plc went into liquidation or administration and the time of receipt of any amounts to which such holders of the notes may become entitled.

The Netherlands

Linde Finance is organized under the law of the Netherlands. This section applies to debt securities issued by Linde Finance.

Fraudulent Conveyance / Transfer and Its Consequences

To the extent that Dutch law applies, a legal act performed by a debtor (including, without limitation, an agreement pursuant to which it guarantees the performance of, or accepts joint and several liability for, the obligations of a third party, whether or not affiliated, or an agreement pursuant to which it agrees to provide or provides security for any of such obligations and any other legal act having a similar effect and including (without limitation) an agreement pursuant to which it agrees to provide or provides security for its or a third party’s obligations under such agreement or guarantee or other act) can be challenged in an insolvency proceeding or otherwise and may be nullified by any of its creditors or its liquidator in bankruptcy (curator), if (i) it performed such acts without prior existing legal obligation to do so (onverplicht), (ii) generally the creditor concerned or, in the case of its bankruptcy, any creditor was prejudiced as a consequence of the act, and (iii) at the time the act was performed both it and (unless the act was for no consideration (om niet)) the party with or towards which it acted, knew or should have known that one or more of its creditors (existing or future) would be prejudiced. In addition, in the case of such a bankruptcy, the liquidator may nullify the debtor’s performance of any due and payable obligation (including (without limitation) an obligation to provide security for any of its or a third party’s obligations) if (i) the payee knew that a request for bankruptcy had been filed at the moment of payment, or (ii) the performance of the obligation was the result of a consultation between the debtor and the payee with a view to give preference to the latter over the debtor’s other creditors.

Insolvency Proceedings

Under Dutch law, there are two corporate insolvency regimes:

(i)	a moratorium of payments (surseance van betaling), which is intended to facilitate the reorganization of a debtor’s debts and enable the debtor to continue as a going concern; and

(ii)	bankruptcy (faillissement), which is primarily designed to liquidate and distribute the (value of the) assets of a debtor to its creditors.

Both insolvency regimes are set forth in the Dutch Bankruptcy Act (Faillissementswet).

A moratorium of payments can be granted only at the request of the debtor. Upon such request, the court will generally grant a provisional moratorium and appoint an administrator (bewindvoerder) who, jointly with the company’s management, will be in charge of the company and its business undertakings. A definitive moratorium will generally be granted unless there is an objection by creditors admitted to a vote of creditors which jointly represent either (i) at least one-fourth of the total amount of unsecured claims or (ii) at least one-third of all unsecured creditors.

A debtor can be declared bankrupt by the competent Dutch court either at its own request or at the request of a creditor. When a company is declared bankrupt, the court will appoint a liquidator in bankruptcy proceedings whose primary task is to liquidate the assets of the company and to distribute the proceeds to the company’s creditors on the basis of the relative priority of their respective claims and, to the extent claims of certain creditors have equal priority, in proportion to the amount of such claims. The valuation of claims that otherwise would not have been payable at the time of the bankruptcy proceeding may be based on a net present value analysis. Interest accruing after the date of the bankruptcy will not be considered when verifying claims of creditors (verificatie) unless secured by a pledge or mortgage, in which case interest will be admitted for verification pro memoria.

In moratorium of payments or in bankruptcy, the debtor may offer a composition (akkoord) to the unsecured and non-preferential creditors. Such a composition will be binding upon all unsecured and non-preferential creditors, if: (i) it is approved by a simple majority of a meeting of the recognized and admitted unsecured and non-preferential creditors representing at least 50% of the amount of the recognized and admitted unsecured and non-preferential claims; and (ii) it is subsequently ratified (gehomologeerd) by the court. Consequently, Dutch moratorium of payments and bankruptcy proceedings could reduce the recovery of holders of Debt Securities. Interest accruing after the date on which a suspension of payments or bankruptcy is granted, cannot be claimed in a composition.

A composition offered in a moratorium of payments or in bankruptcy proceedings is not binding on preferential and secured creditors.

The Dutch legislator has prepared a bill for the implementation of a composition outside bankruptcy or suspension of payments proceedings which is referred to as the Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet homologatie onderhands akkoord). On July 8, 2019, the bill was submitted to the Second Chamber of the Dutch Parliament and will now go through the legislative process (which requires debate and adoption in the Second Chamber of the Dutch Parliament and then the First Chamber). It is still uncertain what the final legislation will be (due to possible amendments) and what the timeline is for implementation. It may well be that claims against Linde Finance can be compromised as a result of a composition if the relevant majority of creditors within a class or more senior class vote in favor of such a composition.

Subject to certain exceptions, holders of Dutch law security rights may generally enforce their rights in respect of the security separately from bankruptcy or moratorium of payments. In that respect a Dutch moratorium or bankruptcy differs from, e.g., Chapter 11 reorganizations in the United States. During bankruptcy or a moratorium of payments, enforcement by the holder of a security right may be suspended by the court, in each case for a maximum period of four months. A holder of security may be prevented from enforcing its security if such enforcement would be contrary to principles of reasonableness and fairness in the circumstances at hand. A holder of security can be forced by the receiver in bankruptcy to foreclose its security interest within a reasonable time and has to return any excess proceeds to the bankrupt estate without being allowed to offset these proceeds against any unsecured claim the secured creditor might have.

Any pending executions of judgments against the debtor will be suspended by operation of law when suspension of payments is granted and terminate by operation of law when bankruptcy is declared. In addition, all attachments on the debtor’s assets will cease to have effect upon the suspension of payments having become definitive, a composition having been ratified by the court or the declaration of bankruptcy (as the case may be) subject to the ability of the court to set an earlier date for such termination. Litigation pending on the date of the bankruptcy order is automatically stayed. Under Dutch law, bankruptcy and suspension of payment generally take effect at 00.00 a.m. on the day of the judgment of the bankruptcy or the suspension of payments.

Insolvency proceedings in the Netherlands may be time consuming and subject to significant delays and incidental litigation.

Germany

Linde GmbH is organized under the laws of Germany. This section applies to debt securities that are guaranteed by Linde GmbH or that are guaranteed by Linde plc, which guarantee by Linde plc is guaranteed by Linde GmbH.

Each indenture under which Linde GmbH provides a guarantee will contain limitations on the enforceability of the guarantees of Linde GmbH. These limitations are described under “Description of Debt Securities—Guarantees—Limitations on Enforceability.” In addition to the limitations described in such section, the enforceability of any guarantee by Linde GmbH would be limited to the extent it would result in the insolvency of Linde GmbH.

The German enforcement limitation provisions are subject to evolving case law. We cannot assure you that future court rulings may not further limit the access of shareholders to assets of its subsidiaries, which can negatively affect the ability of the relevant Issuers to make payment on the debt securities.

The case law of the German Federal Supreme Court (Bundesgerichtshof) regarding so-called “destructive interference” in which a shareholder deprives a GmbH of the liquidity necessary for it to meet its own payment obligations could be applied by the courts.

In either such cases, the amount of proceeds to be realized in an enforcement process may be reduced, even to nothing.

In the event of German insolvency proceedings with respect to Linde GmbH, the guarantee provided by the entity or any payment made by Linde GmbH on such guarantee could be subject to potential challenges by an insolvency administrator (Insolvenzverwalter) under the rules of avoidance as set out in the German Insolvency Code (Insolvenzordnung). To the extent the guarantees were avoided, the holders of debt securities would be under an obligation to repay the amounts received from Linde GmbH to the insolvency estate and/or to waive such guarantee granted by Linde GmbH.

Furthermore, even in the absence of an insolvency proceeding, a third-party creditor, under certain circumstances, has the right to avoid certain transactions, such as the payment of debt, pursuant to the German Code on Avoidance (Anfechtungsgesetz).

ENFORCEMENT OF CIVIL LIABILITIES AND SERVICE OF PROCESS

Ireland

It may not be possible to enforce court judgments obtained in the United States in Ireland, based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions based on those laws. We have been advised that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

A judgment obtained in the United States will be enforced by the courts of Ireland, with the leave of the court, if the following general requirements are met:

•

the U.S. court handing down judgment must amount to a court of competent jurisdiction for the purpose of Irish conflicts of law rules; for this purpose the defendant must have been (a) resident or present in the United States at the time of the proceeding; or (b) participated in the proceedings; or (c) contracted to submit to the jurisdiction of the relevant court (a submission to jurisdiction by the defendant would satisfy this); and

•

the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. Where however the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that in the meantime the judgment may not be actionable in Ireland.

It remains to be determined whether final judgment given in default of appearance is final and conclusive and/or is sufficient evidence of submission to jurisdiction of the foreign court. However, Irish courts may still refuse to enforce a judgment of the U.S. courts which meets the above requirements if one of the following circumstances applies:

•	if the judgment is not for a definite sum of money;

•	if the judgment was obtained by fraud;

•	the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice;

•	the judgment is contrary to Irish public policy or involves certain U.S. laws which will not be enforced in Ireland;

•	if the judgment is irreconcilable with an earlier judgment of the U.S. courts;

•	if enforcement proceedings are not instituted in Ireland within six years of the date of the judgment of the U.S. courts; or

•

jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Ireland Superior Court Rules.

The Netherlands

Enforceability of Judgments

The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment rendered by a court in the United States, whether or not predicated solely upon U.S.

securities laws, would not be enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the claim must be re litigated before a competent Dutch court. A Dutch court will, under current practice, generally grant the same judgment without substantive re-examination or re-litigation on the merits if (a) that judgment results from proceedings compatible with the Dutch concept of due process, (b) that judgment does not contravene public policy (openbare orde) of the Netherlands, (c) the jurisdiction of the court has been based on an internationally acceptable ground and (d) the judgment by the court is not incompatible with a judgment rendered between the same parties by a Dutch court, or with an earlier judgment rendered between the same parties by a non-Dutch court in a dispute that concerns the same subject and is based on the same cause, provided that the earlier judgment qualifies for recognition in the Netherlands.

Subject to the foregoing and provided that service of process occurs in accordance with applicable treaties, investors may be able to enforce in the Netherlands, judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that such judgments will be enforceable. In addition, it is doubtful whether a Dutch court would accept jurisdiction and impose civil liability in an original action commenced in the Netherlands and predicated solely upon U.S. federal securities laws.

Enforcement of any foreign judgement in the Netherlands will be subject to the rules of Dutch civil procedure. Judgments may be rendered in a foreign currency but enforcement is executed in EUR at the applicable rate of exchange. Under certain circumstances, a Dutch court has the power to stay proceedings (aanhouden) or to declare that it has no jurisdiction, if concurrent proceedings are being brought elsewhere.

A Dutch court may reduce the amount of damages granted by a United States court and recognize damages only to the extent that they are necessary to compensate actual losses and damages.

Service of Process

Under Dutch law, it is probably not possible to appoint a foreign process agent for a writ of summons to be brought before a Dutch court.

Germany

Linde GmbH is organized under the laws of Germany. The directors and officers of Linde GmbH are and may be non-residents of the United States. Although Linde GmbH has submitted to the jurisdiction of certain New York courts in connection with the prospectus, investors may find it difficult (or may be unable) to effect service of process within the United States on Linde GmbH or the directors and officers of Linde GmbH. In addition, as many of Linde GmbH’s assets and the assets of their directors and officers may be located outside of the United States, you may be unable to enforce against them judgments obtained in the United States courts predicated on civil liability provisions of the federal securities law of the United States. The United States and Germany currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, under applicable legal rules, a final judgment for payment given by any court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be enforceable in Germany. If a judgment is obtained in a U.S. court against Linde GmbH, the person who has obtained such judgment will need to enforce such judgment where Linde GmbH has assets. Even though the enforceability of U.S. court judgments in Germany is described below, you should consult with your own advisors in Germany as needed to enforce a judgment in Germany.

Notwithstanding the foregoing, the recognition of a final and conclusive judgment for payment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, can be obtained from a German court on the basis of Sections 722 and 328 of the German Code of Civil Procedure. Such a judgment would generally be recognized in an action before a German court assuming all of the following:

•	the U.S. court having had jurisdiction of the case in accordance with German statutory rules on jurisdictional competence;

•	the document introducing the proceedings was duly served and made known to the defendant in a timely manner that allowed for adequate defense;

•

the judgment is not irreconcilable with any prior judgment which became (i) res judicata rendered by a German court or (ii) any prior judgment which became res judicata rendered by a foreign court which is to be recognized in Germany and (iii) the procedure leading to the respective judgment under (i) or (ii) is not in contradiction to any such prior judgment or a proceeding previously commenced in Germany;

•

the effects of its recognition will not be in conflict with public policy in Germany (ordre public), including, without limitation, fundamental rights under the constitution of Germany (Grundrechte). In this context, it should be noted that any component of a U.S. federal or state court civil judgment awarding punitive damages or any other damages which do not serve a compensatory purpose, such as treble damages, will not be enforced in Germany. They are regarded to be in conflict with public policy in Germany; and

•	the reciprocity of enforcement of judgments is guaranteed.

Enforcement and foreclosure based on U.S. judgments may be sought against defendants located in Germany after having received an exequatur decision from a competent German court in accordance with the above principles. Subject to the foregoing, a person who has obtained a judgment from U.S. federal or state courts may be able to enforce judgments in Germany in civil and commercial matters. However, we cannot assure you that those judgments will be enforceable. Even if a U.S. judgment is recognized in Germany, it does not necessarily mean that it will be enforced in all circumstances. In particular, the obligations need to be of a specific kind and type (such as payment obligations) for which an enforcement procedure exists under German law. Also, if circumstances have arisen after the date on which such foreign judgment became res judicata, a defense against execution may arise.

The success of enforcement is also affected by possible bankruptcy, insolvency, reorganization, liquidation or a moratorium, as well as other similar legal circumstances affecting creditor’s rights generally. In addition, it is doubtful whether a German court would accept jurisdiction and impose civil liability in an original action predicated solely upon U.S. federal securities laws.

It should be noted that German courts usually deny the recognition and enforcement of punitive damages as incompatible with the fundamental principles of German law. Moreover, a German court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages.

If the party in whose favor such final judgment is rendered brings a new lawsuit in a competent court in Germany, such party may submit to the German court the final judgment rendered in the United States. Under such circumstances, a judgment by a federal or state court of the United States against the Company or such persons will be regarded by a German court only as evidence of the outcome of the dispute to which such judgment relates. A German court may choose to re-hear the dispute and may render a judgment not in line with the judgment rendered by a federal or state court of the United States.

Furthermore, German civil procedure differs substantially from U.S. civil procedure in a number of respects. With respect to the production of evidence, for example, U.S. federal and state law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may, prior to trial, compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under German law.

PLAN OF DISTRIBUTION

An issuer may sell the securities described in this prospectus in any of the following ways:

(1)	through underwriters or dealers;

(2)	directly to one or more purchasers;

(3)	through agents; or

(4)	through a combination of any such methods of sale.

The issuer may distribute debt securities from time to time in one or more transactions at (1) a fixed price or prices, which may be changed, (2) at market prices prevailing at the time of sale, (3) at prices related to such market prices or (4) at negotiated prices.

Any underwriter, dealer or agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to the issuer from such sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation under the Securities Act of 1933, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the issuer), or directly by one or more underwriters acting alone. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities offered thereby will be subject to certain customary conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by the issuer or through agents designated by the issuer from time to time. The prospectus supplement with respect to any securities sold in this manner will set forth the name of any agent involved in the offer or sale of the securities, as well as any commissions payable by the issuer to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, the issuer will sell the securities to the dealers, as principals. Any dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered thereby.

In connection with the offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot in connection with the offerings of the securities, creating a syndicate short position. In addition, underwriters may bid for, and purchase, securities in the open market to cover syndicate shorts or to stabilize the price of the securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the securities in the offering of the securities, if the syndicate repurchases previously distributed securities in syndicate covering transactions, syndicate transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the securities above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

It has not been determined whether any securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any securities. We cannot predict the activity of trading in, or liquidity of, any securities.

Agents, underwriters and dealers may be entitled, under agreements entered into with the issuer, to indemnification by the issuer against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the securities offered under this prospectus will be passed upon for the Company by Cahill Gordon & Reindel LLP, New York, New York, with respect to U.S. legal matters, by Arthur Cox, special Irish counsel, with respect to Irish legal matters, and by Linklaters LLP, with respect to German and Dutch legal matters. Certain legal matters with be passed on for the agents, underwriters and dealers by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Linde Aktiengesellschaft from management’s assessment of internal control over financial reporting as of December 31, 2019 because it was acquired in a merger accounted for as a business combination during 2018 and subject to a hold separate order issued by the U.S. Federal Trade Commission until March 2019, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC) under the Exchange Act. The SEC maintains a website that contains reports, proxy statements, information statements and other information about issuers that file electronically with the SEC. The address of the website is http://www.sec.gov. We also maintain a website at https://investors.linde.com/regulatory-filings. Our website, and the information contained on or accessible through our website, is not part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below that we have filed with the SEC:

Filing	Period or Date Filed
• Annual Report on Form 10-K (including the sections incorporated by reference therein from our definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2020)	Fiscal year ended December 31, 2019

• Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2020

• Current Reports on Form 8-K	March 19, 2020 and May 26, 2020

We also incorporate by reference any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of the securities to which this prospectus relates; provided that information furnished and not filed by us under any item of any Current Report on Form 8-K including the related exhibits is not incorporated by reference. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of this offering will automatically update and supersede previous information included or incorporated by reference in this prospectus.

You may request a copy of all filings and documents incorporated by reference herein, at no cost, by writing or telephoning us at the following address or telephone number:

Linde plc

The Priestley Centre

10 Priestley Road

Surrey Research Park

Guildford, Surrey GU2 7XY

United Kingdom

Attention: Investor Relations

+44 1483 24220

$

Praxair, Inc.

$                     % Notes due 2030

$                     % Notes due 2050

Joint Book-Running Managers

BofA Securities

Citigroup

J.P. Morgan

Mizuho Securities

Wells Fargo Securities

            , 2020